UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRC Global™

We Make Energy Flow™

Notice of 2015 Annual Meeting of Stockholders & Proxy Statement

March 25, 2015

Dear Fellow Stockholder:

We are pleased to invite you to the 2015 Annual Meeting of Stockholders of MRC Global Inc., which we will hold on Wednesday, April 29, 2015, at 10:00 a.m., Houston, Texas time, at the Livingston Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

The accompanying Notice of Annual Meeting and Proxy Statement describe the details about the meeting and business to be conducted during the meeting. We will also provide a brief question-and-answer period at the Annual Meeting.

Your vote is very important to us. While we invite you to attend the meeting and exercise your right to vote your shares in person, we recognize that many of you may not be able to attend the Annual Meeting. You are able to vote your shares even if you are either unable or choose not to attend the Annual Meeting. We encourage you to promptly vote your shares by submitting your proxy on the internet, by telephone, or by completing, signing, dating and returning your proxy card in the enclosed envelope. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for being a stockholder and for the trust and continued interest you have in MRC Global Inc.

Best regards,

Andrew R. Lane

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 29, 2015

To the Stockholders of MRC Global Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of stockholders (the “Annual Meeting”) of MRC Global Inc. (the “Company” or “MRC Global”) will be held. Details for the meeting are as follows:

TIME AND DATE	10:00 a.m., Houston, Texas time, on Wednesday, April 29, 2015

LOCATION	Livingston Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010

ITEMS OF BUSINESS

  I.    Elect the 9 director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors as directors, each for a one-year term;

 II.    Consider and act upon an advisory vote on a non-binding advisory resolution approving the Company’s named executive officer compensation;

III.    Consider and act upon the proposed approval of an Amendment to the Company’s 2011 Omnibus Incentive Plan;

IV.   Consider and act upon the proposed approval of the material terms of the performance goals for performance awards under the Company’s 2011 Omnibus Incentive Plan;

 V.   Consider and act upon the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015; and

VI.   Act on any other business which may properly come before the Annual Meeting or any reconvened meeting after adjournment.

RECORD DATE	You can vote and attend the Annual Meeting if you were a stockholder of record at the close of business on March 5, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS MRC Global’s Proxy Statement and 2014 Annual Report are available at www.edocumentview.com/MRC.

VOTING

Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares of common stock may be represented and voted at the Annual Meeting:

•      Call the toll-free telephone number shown in the instructions included on your proxy card;

•      Vote via the internet on the website as described in the instructions included on your proxy card; or

•      Complete, sign, date, and return your proxy card in the enclosed envelope.

MRC Global Inc. 2 Houston Center 909 Fannin Street, Suite 3100 Houston, Texas 77010	By order of the Board of Directors, Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary

MRC GLOBAL INC. PROXY STATEMENT

i

ii

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement before voting. For more complete information regarding the 2014 financial and operating performance of MRC Global Inc. (“MRC Global”, the “Company”, “we”, “us” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 20, 2015.

2015 Annual Meeting of Stockholders

Date and Time April 29, 2015, 10:00 a.m., Houston time	Place Livingston Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010
Record Date March 5, 2015	Voting Holders of shares of common stock, par value $0.01 per share, as of the record date are entitled to vote on all matters.

Meeting Agenda and Voting Matters

Item	Management Proposals	Board Vote Recommendation	Page Reference (for more detail)
I.	Election of 9 directors	FOR each director nominee	17
II.	Advisory vote on a non-binding advisory resolution approving the Company’s executive compensation	FOR	48
III.	Amendment of the Company’s 2011 Omnibus Incentive Plan	FOR	62
IV.	Approval of the material terms of the performance goals for performance awards under the Company’s 2011 Omnibus Incentive Plan	FOR	72
V.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015	FOR	79

Current Members of Our Board of Directors

Name	Age at Annual Meeting	Director Since	Primary Occupation	Committee Memberships
Andrew R. Lane	55	2008	Chairman, President and Chief Executive Officer (“CEO”)	«
Leonard M. Anthony*	60	2008	Former President and CEO of WCI Steel, Inc.	Aud (CH), F, Gov
Rhys J. Best*	68	2007	Former Chairman, President and CEO of Lone Star Technologies, Inc.	L, Comp (CH), Gov (CH)
Peter C. Boylan III*	51	2010	Co-Founder, Chairman, Director, President and CEO of Cypress Energy Holdings, LLC and Chairman and CEO of Cypress Energy Partners, GP, LLC	Aud, F, Comp
Henry Cornell*	59	2006	Former Managing Director and Vice Chairman of the Merchant Banking Division of Goldman, Sachs & Co.	Gov
Craig Ketchum	58	2007	Former Chairman of the Board, President and CEO
Gerard P. Krans*	67	2009	Former Chairman and CEO of the Board of Transmark Holdings N.V.	Gov
Dr. Cornelis A. Linse*	65	2010	Chairman of the Netherlands Commission for Environmental Impact Assessment	Comp
John A. Perkins*	67	2009	Former CEO of Truflo International plc	Aud, F, Comp
H.B. Wehrle, III	63	2007	Former co-President and co-CEO of McJunkin Red Man Corporation

*	Independent Director	Comp	Compensation Committee	Gov	Governance Committee	F	Audit Committee Financial Expert
Aud	Audit Committee	«	Chairman of the Board	CH	Committee Chair	L	Lead Independent Director

Governance Highlights

We continue to be proactive in our approach to corporate governance. Highlights include:

• A declassified board	• Lead independent director
• Annual election of directors	• 7 of our 10 current board members are independent
• Active board oversight of risk of the Company	• Annual board and committee self-assessments
• Independent committee chairs and members	• Our directors meet frequently in executive sessions
• Clawback policy to recoup executive compensation	• Active Board engagement in managing talent and long-term succession planning for executives

2014 Financial and Operational Highlights

Financial highlights from fiscal year 2014 include:

• Sales of $5.933 billion	• Net income of $144 million
• Gross profit of $1.018 billion (17.2% of sales)	• Adjusted EBITDA (defined on page 29) of $424 million
• Adjusted gross profit of $1.120 billion (18.9% of sales)	• RANCE (as defined on page 29) of 7.6%
• Operating income of $302 million

2014 Executive Compensation Highlights

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to the Company’s long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are linked with stockholder interests	The Company’s compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Pay is significantly performance-based	We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short-term performance measured against pre-established operational goals and objectives and long-term pay in the form of restricted stock and options to align performance with stockholder value.

Compensation opportunities are competitive to attract and retain talented employees	Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.

Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation to be paid to our executive officers. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive and long-term stock-based incentive compensation. A substantial portion of our executives’ compensation is performance-based and at-risk. In addition, our compensation program is weighted toward long-term equity awards rather than cash compensation. We believe this maximizes retention and aligns a substantial portion of our named executive officers’ compensation directly with stockholders’ interests.

Key Features of our Executive Compensation Program

What We Do
We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when annual performance objectives are achieved (Page 30).
We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 40).
We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 42).
We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 40).
Our long-term equity compensation plan is designed to ensure that payout under the plan is tied to stock price and to provide retention value. In 2015, we added performance-based stock unit awards to further strengthen the link of pay to performance (Page 43).
We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 44).
In 2015, we added a clawback policy to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 46).
We have a fully independent Compensation Committee (Page 47).
Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 35).
We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 36).
We have an annual Say-on-Pay vote and actively engage with our investors (Page 48).

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis” on page 27.

What We Don’t Do
No guaranteed incentives (Page 40)
No re-pricing of stock options permitted without approval from stockholders (Page 46)
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 45)
No pledging of our shares by executive officers or directors permitted[1] (Page 45)

More than 98% of the votes cast on our 2014 say-on-pay proposal were in favor of our executive compensation program and policies

The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company’s core principles. Our Board recommends that stockholders vote FOR the Company’s 2015 say-on-pay proposal.

[1]

Except that the Board permitted Mr. Krans to pledge his interests in certain limited liability units prior to our initial public offering, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 45). No other pledges have been permitted.

Deadlines for Submitting Shareholder Proposals for 2016 Annual Meeting of Stockholders

Proposals for inclusion in our proxy statement for our 2016 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Corporate Secretary of the Company no later than November 26, 2015.

Notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2016 annual meeting of stockholders must be received by the Company no earlier than the close of business on December 31, 2015 and no later than the close of business on January 30, 2016.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of MRC Global Inc., a Delaware corporation (the “Company”), for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting at the Livingston Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 on Wednesday, April 29, 2015, at 10:00 a.m., Houston, Texas time. When used in this Proxy Statement, references to “MRC Global”, “we”, “our” and “us” mean the Company.

You are receiving these materials because, at the close of business on March 5, 2015 (the “Record Date”), you owned shares of MRC Global common stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each stockholder will have one vote on each matter for every share of MRC Global common stock owned on the Record Date. On the Record Date, we had a total of 102,359,333 shares of common stock outstanding. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting.

How is MRC Global distributing proxy materials?

As the rules of the SEC permit, we have elected to send you this full set of proxy materials, including a proxy card, and additionally to notify you of the availability of these proxy materials on the internet. This Proxy Statement and our 2014 Annual Report (the “Annual Report”) (which includes the Form 10-K) are available at www.edocumentview.com/MRC.

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at http://www.mrcglobal.com by clicking on “Investor Relations” and “SEC Filings”. The information included in our website is not incorporated herein by reference.

We expect to mail this Proxy Statement and accompanying proxy card to stockholders of our common stock beginning on March 25, 2015.

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;
(ii)

describes the compensation of our principal executive officer, our principal financial officer and our four other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);

(iii)	describes the compensation of our directors; and
(iv)	provides certain other information that SEC rules require.

Note that we had six named executive officers for 2014, as defined under SEC rules, because Alan H. Colonna, who retired as executive vice president, business development and U.S. operations of the Company effective September 30, 2014, was one of our top three highest paid executive officers (other than our chief executive officer (“CEO”) and our chief financial officer (“CFO”)) based on his total compensation during 2014, although he was not serving as an executive officer as of the last day of 2014.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Management Proposals	How may I vote?	How does the Board recommend that I vote?
I. Election of the 9 director nominees named in this Proxy Statement, each for a one-year term

You may:

(i) vote FOR the election of all nominees;

(ii) WITHHOLD authority to vote for all nominees; or

(iii) vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

FOR the election of all 9 director nominees
II. Approve on an advisory basis the Company’s named executive officer compensation	You may vote FOR or AGAINST the non-binding, advisory resolution approving named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of a non-binding, advisory resolution approving the Company’s named executive officer compensation
III. Approval of Amendment to 2011 Omnibus Incentive Plan	You may vote FOR or AGAINST the amendment of our 2011 Omnibus Incentive Plan, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the amendment of our 2011 Omnibus Incentive Plan
IV. Approve the material terms of the performance goals for performance awards under the 2011 Omnibus Incentive Plan	You may vote FOR or AGAINST the approval of the material terms of the performance goals for performance awards under the 2011 Omnibus Incentive Plan, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of material terms of the performance goals for performance awards under the 2011 Omnibus Incentive Plan
V. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015	You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2015

We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name”. Your broker or bank is considered the stockholder of record for purposes of voting at the Annual Meeting. Your broker or bank should provide you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote in person at the Annual Meeting	Call the toll-free number shown on the proxy card

Complete, sign, date and return the proxy card in the enclosed envelope	Vote on the internet on the website shown on the proxy card

Unless you or your representative attend the Annual Meeting in person, the Company must receive your vote, either by telephone, internet or proxy card by 12:59 a.m., Central Time on April 29, 2015 to be counted. Internet and telephone voting facilities will close at 12:59 a.m. Central time on April 29, 2015.

If I hold shares in street name, does my broker need instructions in order to vote in my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of common stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal V, but will not have the discretion to vote your shares on non-routine matters, such as Proposals I, II, III and IV. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

•

on the non-routine proposals of election of directors (Proposal I), advisory vote on a non-binding advisory resolution approving our executive compensation (Proposal II), approval of an amendment to the Company’s 2011 Omnibus Incentive Plan (Proposal III), and approval of the material terms of the performance goals for performance awards under the Company’s 2011 Omnibus Incentive Plan (Proposal IV), your broker, bank or nominee will not be able to vote without instruction from you; and

•

on the routine proposal of ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal V), your broker, bank or nominee may vote in their discretion without instruction from you.

How do I vote my shares?

You can ensure your vote is cast at the meeting by calling the toll-free telephone number or by using the internet as described on the proxy card. You may also vote your shares by completing, signing, dating and returning your proxy card in the enclosed envelope. Your vote will be cast in accordance with the instructions authorized by telephone or internet or included on a properly signed and dated proxy card, as applicable. If you are a stockholder, you can also attend the Annual Meeting in person and vote or you can send a representative to the meeting with a signed proxy to vote on your behalf. If you do not vote by telephone or internet, return a signed proxy card or attend the meeting in person or by representative and vote, no vote will be cast on your behalf. The proxy card indicates on its face the number of shares of common stock registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.

You are urged to follow the instructions on your proxy card to indicate how your vote is to be cast.

Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the internet. Your internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card. In order to vote over the internet, follow the instructions provided on your proxy card.

What if I return my proxy card or vote by internet or phone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the 9 director nominees.
II.	FOR the approval, on an advisory basis, of a non-binding advisory resolution approving the Company’s named executive officer compensation.
III.	FOR the amendment of the Company’s 2011 Omnibus Incentive Plan.
IV.	FOR the approval of the material terms of the performance awards under the Company’s 2011 Omnibus Incentive Plan.
V.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

What can I do if I change my mind after I vote my shares?

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any stockholder who authorizes its vote by telephone or by internet or executes and returns a proxy card may revoke the proxy before it is voted by:

•	notifying in writing the Corporate Secretary of MRC Global Inc. at 2 Houston Center, 909 Fannin Street, Suite 3100, Houston, Texas 77010, Attention: Daniel J. Churay;
•	executing and returning a subsequent proxy;
•

subsequently authorizing the individuals designated by the Company to vote its interests by calling the toll-free telephone number or by using the internet as described in the instructions included on the proxy card; or

•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global common stock that you hold as a stockholder of record (in certificate form or in book-entry form). If you hold your shares of MRC Global common stock in street name, you will receive voting instructions for each account you have with a broker or bank.

How may I obtain directions to attend the Annual Meeting?

If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be a quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement

I. Election of the 9 director nominees named in this Proxy Statement, each for a one-year term	Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.

II. Approve an advisory vote on a non-binding advisory resolution approving the Company’s named executive officer compensation	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

III. Approval of Amendment to 2011 Omnibus Incentive Plan	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal plus abstentions.

IV. Approve the material terms of the performance goals for performance awards under the 2011 Omnibus Incentive Plan	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal plus abstentions.

V. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

How will the votes be counted?

Abstentions and broker non-votes will not be considered as either “WITHHOLD” or “FOR” votes cast for any nominee and, therefore, will have no effect on the outcome of Proposal I. Abstentions and broker non-votes will not be treated as votes cast for or against Proposals II and V and, therefore, will have no effect on the outcome of those proposals. Abstentions and broker non-votes will be treated as votes cast against Proposals III and IV and, therefore, will have an effect on the outcome of Proposals III and IV.

Who will count the votes?

A representative of Computershare Trust Company, N.A. will act as the inspector of elections and count the votes.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

May I propose actions for consideration at the 2016 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2016 annual meeting of stockholders, we must receive your written proposal no later than November 26, 2015. If we change the date of the 2016 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2016 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than the close of business on December 31, 2015 and no later than the close of business on January 30, 2016. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow & Co., LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing, printing and mailing this Proxy Statement and related proxy materials. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that allow a company to deliver a single copy of this Proxy Statement and our 2014 Annual Report to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize significant cost savings and reduces the amount of duplicate information stockholders receive. We will deliver only one Proxy Statement and 2014 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still send each stockholder an individual proxy card.

If you would like to receive more than one copy of this Proxy Statement and our 2014 Annual Report, we will promptly send you additional copies upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table presents information regarding beneficial ownership of our common stock as of February 28, 2015 by:

• each of our directors;	• each stockholder that, to the best of our knowledge, beneficially holds five percent or more of our common stock; and
• each of our named executive officers;	• all of our executive officers and directors as a group.

On February 28, 2015, we had a total of 102,847,957 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this report are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 2 Houston Center, 909 Fannin Street, Suite 3100, Houston, Texas 77010.

Name	Number of Shares Owned	Percent
Andrew R. Lane(1)	1,534,654	1.5%
James E. Braun(2)	273,611	*
Daniel J. Churay(3)	138,580	*
James E. Dionisio(4)	36,944	*
Scott Hutchinson(5)	132,299	*
Rory M. Isaac(6)	141,603	*
Gary A. Ittner(7)	103,012	*
Leonard M. Anthony(8)	63,028	*
Rhys J. Best(9)	61,889	*
Peter C. Boylan III(10)	65,123	*
Henry Cornell(11)	14,793	*
Craig Ketchum(12)	1,020,121	1.0%
Gerard P. Krans(13)	1,855,031	1.8%
Dr. Cornelis A. Linse(14)	40,096	*
John A. Perkins(15)	71,191	*
H.B. Wehrle, III(16)	535,128	*
All directors and executive officers, as a group (16 persons)(17)	6,087,103	5.9%
The Vanguard Group(18)	5,596,127	5.4%
Select Equity Group, L.P./George S. Loening(19)	13,637,476	13.3%
BlackRock, Inc. (20)	8,550,427	8.3%
Alan H. Colonna(21)	118,989	*

* Less than 1%.

(1)

Mr. Lane owns no shares of our common stock directly. Mr. Lane owns, through a family limited partnership, (a) 311,990 shares of common stock, which includes 121,757 shares of unvested restricted stock, and (b) options to purchase 1,222,664 shares of our common stock that are exercisable within the next 60 days.

(2)

Mr. Braun owns (a) 66,785 shares of our common stock directly, which includes 43,666 shares of unvested restricted stock, and (b) options to purchase 206,826 shares of our common stock that are exercisable within the next 60 days.

(3)

Mr. Churay owns 550 shares of common stock through an Individual Retirement Account. Mr. Churay also directly owns (a) 28,518 shares of our common stock, which includes 25,661 shares of unvested restricted stock, and (b) options to purchase 109,512 shares of our common stock that are exercisable within the next 60 days.

(4)

Mr. Dionisio owns (a) 14,159 shares of our common stock directly, which includes 12,996 shares of unvested restricted stock, and (b) options to purchase 22,785 shares of our common stock that are exercisable within the next 60 days.

(5)

Mr. Hutchinson owns (a) 40,271 shares of our common stock directly, which includes 19,534 shares of unvested restricted stock, and (b) options to purchase 92,028 shares of our common stock that are exercisable within the next 60 days.

(6)

Mr. Isaac owns (a) 85,148 shares of our common stock directly, which includes 22,056 shares of unvested restricted stock, and (b) options to purchase 56,455 shares of our common stock that are exercisable within the next 60 days.

(7)

Mr. Ittner owns 1,200 shares of common stock through a trust. He also owns (a) 48,309 shares of our common stock directly, which includes 12,677 shares of unvested restricted stock, and (b) options to purchase 53,503 shares of our common stock that are exercisable within the next 60 days.

(8)

Mr. Anthony owns (a) 32,691 shares of our common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 30,337 shares of our common stock that are exercisable within the next 60 days.

(9)

Mr. Best owns 10,930 shares of common stock indirectly through his limited liability company. Mr. Best also owns (a) 10,067 shares of our common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 40,892 shares of our common stock that are exercisable within the next 60 days.

(10)

Mr. Boylan owns 21,861 shares of common stock indirectly through his limited liability company. Mr. Boylan also owns (a) 5,067 shares of our common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 38,195 shares of our common stock that are exercisable within the next 60 days.

(11)

Mr. Cornell owns (a) 5,378 shares of common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 9,415 shares of our common stock that are exercisable within the next 60 days.

(12)

Mr. Ketchum owns 964,880 shares of common stock through a limited liability company. Mr. Ketchum also owns (a) 36,111 shares of our common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(13)

Mr. Krans owns 1,828,137 shares of common stock indirectly through his limited liability company. Mr. Krans also owns (a) 5,067 shares of our common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 21,827 shares of our common stock that are exercisable within the next 60 days.

(14)

Dr. Linse owns (a) 15,573 shares of common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 24,523 shares of our common stock that are exercisable within the next 60 days.

(15)

Mr. Perkins owns (a) 47,691 shares of our common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015, and (b) options to purchase 23,500 shares of our common stock that are exercisable within the next 60 days.

(16)

Mr. Wehrle owns (a) 100,000 shares of our common stock indirectly through a trust and 2,567 shares indirectly through ownership by his spouse, and (b) 413,431 shares of our common stock directly, which includes 4,132 shares of unvested restricted stock that will vest on April 29, 2015. Mr. Wehrle also owns options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(17)	The number of shares of our common stock that all of our directors and executive officers own, as a group, includes those shares reflected in footnotes 1-16 above.

(18)

On February 11, 2015, The Vanguard Group filed Amendment No. 1 to Schedule 13G with the SEC reporting shared beneficial ownership of 5,596,127 shares of common stock, which represents 5.4% of MRC Global’s outstanding common stock. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(19)

On February 13, 2015, Lafayette Street Fund II, L.P., Lafayette Street Fund II Holdings, LLC, Select Equity Group, L.P. and George S. Loening filed Amendment No. 2 to Schedule 13G. Lafayette Street Fund II, L.P. and Lafayette Street Fund II Holdings, LLC reported shared beneficial ownership of 5,272,739 shares of common stock, which represents 5.1% of MRC Global’s outstanding common stock. Select Equity Group, L.P. and George S. Loening reported shared beneficial ownership of 13,637,476 shares of common stock, which represents 13.3% of MRC Global’s outstanding common stock (which includes the 5.1% held by Lafayette Street Fund II, L.P. and Lafayette Street Fund II Holdings, LLC). The business address for all parties is 380 Lafayette Street, 6th Floor, New York, NY 10003.

(20)

On February 2, 2015, BlackRock, Inc. filed Schedule 13G reporting shared beneficial ownership of 8,550,427 shares of common stock, which represents 8.3% of MRC Global’s outstanding common stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(21)

Mr. Colonna retired on September 30, 2014. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on Mr. Colonna’s Form 4 before his retirement. As of the date of his retirement, Mr. Colonna owned (a) 12,540 shares of our common stock directly, which includes 5,167 shares of unvested restricted stock, and (b) options to purchase 106,449 shares of our common stock that are exercisable within 60 days.

PROPOSAL I: ELECTION OF DIRECTORS

Election Process

At the Annual Meeting, our stockholders will elect 9 directors to hold office until the 2016 annual meeting of stockholders, or until their successors are elected and qualified, or their earlier retirement, removal or death. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate or the Board may choose to reduce the number of directors.

Nominees for Election of Directors

Position: Chairman Director Since: 2008 Age: 55 Independent: No

Andrew R. Lane

Mr. Lane has served as our president and CEO since September 2008 and our chairman of the Board since December 2009. He has also served as a director of MRC Global Inc. since September 2008. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, an international, oilfield services firm. Prior to that, he held a variety of leadership roles within Halliburton. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the Advanced Management Program (A.M.P.) at Harvard Business School in 2000.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, and his in-depth knowledge of our operations.

Director Since: 2008 Age: 60 Board Committees: Audit (Chair), Governance Independent: Yes

Leonard M. Anthony

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. Mr. Anthony also serves as the executive chairman of the board of TechPrecision Corp, where he is a member of the audit committee and compensation committee, and the board of NanoSteel Company. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an A.M.P. from Harvard Business School.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings. He has been designated as a financial expert on our audit committee.

Director Since: 2007 Position: Lead Independent Director Age: 68 Board Committees: Governance (Chair), Compensation (Chair) Independent: Yes

Rhys J. Best

From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, which provides products and services to the industrial, energy, transportation and construction sectors, and Commercial Metals Corporation, a producer and marketer of scrap metals and metal products.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry and has extensive experience with boards of public companies. In 2014, the National Association of Corporate Directors named him Director of the Year.

Director Since: 2006 Age: 58 Board Committees: Governance Independent: Yes

Henry Cornell

Since 2014, Mr. Cornell has been self-employed as an investor. From 1984 until his retirement in May 2013, Mr. Cornell was employed by Goldman, Sachs & Co., where he was a managing director. He was the vice-chairman of Goldman Sachs’ Merchant Banking Division, which includes all of the firm’s corporate, real estate and infrastructure investment activities, and was a member of all of the global Merchant Banking Investment Committees. Mr. Cornell earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981. He is a member of the board of directors of Cypress Energy Partners GP, LLC.

Mr. Cornell brings extensive experience in financial matters relating to both public and private companies. He also has extensive prior experience serving on boards of directors of other significant companies including multi-national companies in the energy industry which has provided him with relevant experience in a variety of industries and on a variety of corporate governance matters.

Director Since: 2007 Age: 58 Independent: No

Craig Ketchum

Mr. Ketchum served as our chairman of the Board from September 2008 until his retirement in December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as co-president and co-CEO of McJunkin Red Man Corporation, a subsidiary of MRC Global, since the business combination between McJunkin Corporation and Red Man Pipe & Supply Co. in October 2007. He served at Red Man Pipe & Supply Co. in various capacities since 1979. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man Pipe & Supply Co. in 1979. Mr. Ketchum is an American Indian and a member of the Delaware Tribe.

Mr. Ketchum is intimately familiar with pipe, valve and fitting (“PVF”) distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man Pipe & Supply Co. and McJunkin Red Man Corporation.

Director Since: 2009 Age: 67 Board Committees: Governance Independent: Yes

Gerard P. Krans

Since 2001, Mr. Krans has served as the CEO and chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell, where he gained significant upstream experience. Mr. Krans also serves on the board of directors of Royal Wagenborg. Prior to 2001, Mr. Krans served in various positions with Royal Dutch Shell, VOPAK and Royal van Zanten. Mr. Krans received university degrees in law, econometrics and taxation.

Mr. Krans has extensive experience in strategic planning and corporate oversight, including multi-national companies in the energy, chemical and oil sectors.

Director Since: 2010 Age: 65 Board Committees: Compensation Independent: Yes

Dr. Cornelis A. Linse

Since March 2014, Dr. Linse has served as chairman of the Netherlands Commission for Environmental Impact Assessment, which prepares mandatory and voluntary advisory reports for the government on the scope and quality of environmental assessments. From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

Director Since: 2009 Age: 67 Board Committees: Audit, Compensation Independent: Yes

John A. Perkins

From 2001 until his retirement in 2006, Mr. Perkins was CEO of Truflo International plc, an international industrial group listed on The London Stock Exchange and involved in the manufacture and specialist distribution of valves and related flow control products. Prior to that, Mr. Perkins held various senior positions in the investment, banking and property sectors. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand in 1968 and is a South African and English chartered accountant.

Mr. Perkins brings extensive multi-national financial and leadership experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East. He has been designated as a financial expert on our audit committee.

Director Since: 2007 Age: 63 Independent: No

H.B. Wehrle, III

From October 2007 to May 2008, Mr. Wehrle served as co-president and co-CEO of McJunkin Red Man Corporation, and from May 2008 until his retirement in September 2008, he served as our chairman of the Board. Mr. Wehrle served as the president and CEO of McJunkin Corporation from January 2007 to October 2007. He began his career with McJunkin Corporation in 1973 in sales and subsequently held various positions with the company. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978.

Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

The Company’s bylaws provide that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting. Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I: Election of Directors. Any director who receives a greater number of “withhold” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS DIRECTOR

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Governance Committee reviews these guidelines at least annually. You can access our Corporate Governance Guidelines on the Company’s website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board expects to meet privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments.

Board Membership Criteria

The entire Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. In reviewing director candidates, the Board reviews each candidate’s qualifications for membership on the Board, considers the enhanced independence, financial literary and financial expertise standards that may be required for Audit Committee membership, and assesses the performance of current directors who are proposed to be renominated to the Board. Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Board/Committee/Director Evaluations

At least annually, the Board conducts an annual review of the performance of the Board and its committees and reviews the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their needs and objectives after considering issues of judgment, diversity, age, skills, background and experience.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

2 Houston Center, Suite 3100

909 Fannin Street

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

Director Attendance at Annual Meeting of Stockholders

Our Board members are expected to attend our Annual Meeting. All 10 of our Board members attended our 2014 Annual Meeting of Stockholders.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer (our CEO), principal financial officer (our executive vice president and chief financial officer), principal accounting officer (our senior vice president and chief accounting officer), and controller (our executive director and controller) and persons performing similar functions. Our code of ethics can be found on our Company’s website at www.mrcglobal.com. If we amend or waive provisions of this code of ethics with respect to these officers, we intend to also disclose the same on our website.

Board and Committees

Board of Directors

The Board currently consists of 10 members. All of the current members, other than Peter C. Boylan III, are standing for re-election. Mr. Boylan determined not to stand for re-election to free up some additional time to further devote to building Cypress Energy Partners L.P., for which Mr. Boylan serves as Chairman, President and Chief Executive Officer. The shareholders elect directors annually. The current directors are listed under “Proposal I: Election of Directors” above. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier retirement, removal or death. Under our Corporate Governance Guidelines, our retirement age for directors is 70.

Director Independence

The Board of Directors has determined that each of our director nominees, other than Messrs. Lane, Ketchum and Wehrle, qualifies as an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board as set forth in our Corporate Governance Guidelines

Board Leadership Structure

The Board currently combines the positions of CEO and chairman of the Board. Mr. Lane currently holds these positions. The responsibilities of the chairman include presiding over all meetings of the Board, reviewing and approving meeting agendas, meeting schedules and other information, as appropriate and performing such other duties as the Board requires from time to time. We believe that the current model is effective for the Company as the combined position of CEO and chairman maximizes strategic advantages as well as company and industry expertise. Mr. Lane has extensive leadership experience in our industry and is best positioned to set and execute strategic priorities. Mr. Lane’s leadership enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability.

In addition, the Board has designated Mr. Best as our lead independent director. The responsibilities assigned to the lead independent director by the Board include, but are not limited to:

• presiding over executive sessions of Board meetings;	• providing management guidance on quality and detail of Board materials;
• providing feedback to the CEO/chairman from Board discussions in executive sessions and from informal interactions;	• leading the review of the performance of the CEO/chairman;
• reviewing proposed Board and committee agendas to provide input;	• chairing or participating on one or more board committees; and
• coordinating activities of non-management directors and, if necessary, independent directors and act as liaison between the Board and management;	• calling, at his discretion, a special meeting of the Board.

The Board evaluates its leadership structure periodically.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management.

Risk Oversight

The Board administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control these exposures. The Board believes that its administration of risk management oversight has not affected the Board’s leadership structure, as described above.

In addition, we have established a Risk Management Committee. Our Risk Management Committee is comprised of our CEO, our executive vice presidents, our senior vice presidents, our vice president – human resources, our executive director and controller, our vice president and chief information officer, our executive finance directors, our executive director of financial reporting, our vice president of internal audit, our vice president – tax, our executive director – risk management, our managing corporate counsel and assistant secretary and our executive director – investor relations.

The principal responsibilities of the Risk Management Committee are to review and monitor any material risks or exposures associated with the conduct of our business, the internal risk management systems implemented to identify, minimize, monitor or manage these risks or exposures and the Company’s policies and procedures for risk management. While the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and risk management, it is the responsibility of senior management of the Company to manage the Company’s exposure to risk at an appropriate level.

Meetings of the Board and Committees

During 2014, the Board held five meetings. Each director attended 100% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served.

Meetings of Non-Management Directors

The non-management directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the lead independent director presides.

Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com. With the departure of Mr. Boylan, as of the Annual Meeting the Board will re-evaluate committee membership after the Annual Meeting.

Audit Committee

The Audit Committee met five times during 2014. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chairman: Leonard B. Anthony Additional Members: Peter C. Boylan III John A. Perkins Number of Members: 3 Independent: 3 Financial Experts: 3	• the integrity of the Company’s financial statements;
• the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;
• the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;
• the selection of the Company’s independent auditor;
• the independence, qualifications and performance of the Company’s independent registered public accounting firm;
• performance of the Company’s internal audit function; and
• the Company’s enterprise risk management framework and its policies and procedures for risk management.

Compensation Committee

The Compensation Committee met five times during 2014. As described in its charter, the Compensation Committee’s primary functions include:

Chairman: Rhys J. Best Additional Members: Peter C. Boylan III Dr. Cornelis A. Linse John A. Perkins Number of Members: 4 Independent: 4	• establishing policies and periodically determining matters involving executive compensation;
• recommending changes in employee benefit programs;
• granting or recommending the grant of stock options and stock and other long-term incentive awards; and
• providing counsel regarding key personnel selection.
See “Participants in the Compensation Process” on page 34.

Governance Committee

The Governance Committee met five times during 2014. As described in its charter, the Governance Committee’s primary functions include:

Chairman: Rhys J. Best Additional Members: Leonard B. Anthony Henry Cornell Gerard P. Krans Number of Members: 4 Independent: 4	• identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;
• recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws;
• recommending to the Board director nominees for each Board committee;
• developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;
• assisting the Board in assessing the independence of the members of the Board;
• leading the Board and other Board committees in their annual evaluation process; and
• assisting the Board in evaluating any proposed changes to the Company’s charter, bylaws, or other governance issues.
Mr. Cornell joined the Governance Committee on April 29, 2014.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation

As compensation for their services on the Board, in 2014, we paid each non-employee director an annual cash retainer of $60,000. We paid the chairmen of the Audit, Compensation and Governance Committees an additional annual cash retainer of $15,000. We paid the lead independent director an additional annual cash retainer of $20,000. Each committee member receives a $2,000 annual retainer for each committee membership. All retainers were paid on a pro-rata basis based on the time of service. In addition, we paid each non-employee director a meeting fee of $2,000 for each Board meeting that the director attended. The meeting fee for telephonic attendance at Board meetings is $500. The Company also granted approximately $120,000 in restricted stock to each non-employee director of the Company in 2014. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Total Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Leonard M. Anthony	85,500	119,993	205,493
Rhys J. Best	120,000	119,993	239,993
Peter C. Boylan III	72,500	119,993	192,493
Henry Cornell	69,833	119,993	189,826
Craig Ketchum	68,500	119,993	188,493
Gerard P. Krans	70,500	119,993	190,493
Dr. Cornelis A. Linse	70,500	119,993	190,493
John A. Perkins	72,500	119,993	192,493
H.B. Wehrle, III	68,500	119,993	188,493

(1)	All grants were awarded on April 29, 2014. The grant date fair value of all stock awards was $29.04 per share.

The following table indicates the aggregate number of shares of our common stock subject to outstanding option and stock awards that our non-employee directors held as of December 31, 2014:

Name	Stock Options (#)	Stock Awards (#)
Leonard M. Anthony	30,337	4,132
Rhys J. Best	40,892	4,132
Peter C. Boylan III	38,195	4,132
Henry Cornell	9,415	4,132
Craig Ketchum	19,130	4,132
Gerard P. Krans	21,827	4,132
Dr. Cornelis A. Linse	24,523	4,132
John A. Perkins	23,500	4,132
H.B. Wehrle, III	19,130	4,132

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes MRC Global’s objectives and design of our compensation program for our current named executive officers. The following is a list of our six named executive officers (“NEOs”) for 2014. Our list of NEOs includes our former executive vice president, business development and U.S. operations, because he was one of our top three highest paid executive officers (other than the CEO and CFO) based on his total compensation during 2014, although he was not serving as an executive officer as of the last day of 2014. Mr. Colonna retired as executive vice president, business development and U.S. operations effective September 30, 2014.

Unless the context requires to the contrary, references to “executive officers” in this proxy statement include our NEOs, and references to “current named executive officers” mean the NEOs, excluding Mr. Colonna.

See “Employment and Other Agreements” for a description of the compensation and benefits payable to Mr. Colonna in connection with his retirement.

Name of Executive Officers	Position (as of December 31, 2014)
Andrew R. Lane	Chairman, President and Chief Executive Officer
James E. Braun	Executive Vice President and Chief Financial Officer
Daniel J. Churay	Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary
Rory M. Isaac	Senior Vice President – Business Development*
Gary A. Ittner	Senior Vice President – Valves, Fittings, Flanges, Alloys & Oilfield Supply**
Alan H. Colonna	Executive Vice President – Business Development and U.S. Operations (retired September 30, 2014)

* Mr. Isaac had responsibility for International Operations until August 31, 2014.

** Mr. Ittner had responsibility for Supply Chain Management until August 31, 2014.

Executive Summary

In 2014, MRC Global Inc. continued to maintain its position as the largest global distributor, based on sales, of pipe, valves and fittings (“PVF”) and related products and services to the energy industry. The Company implemented a multi-year strategy to expand internationally, re-balance our product lines, focus on global industrial valve sales and streamline our selling, general and administrative expenses (“SG&A”) expenses. We achieved significant organic growth and expanded our product and customer portfolio through strategic acquisitions including Hypteck and Stream AS in Norway and MSD Engineering in Singapore. We also achieved key customer contract renewals and extensions as well as international and product line extensions with key customer accounts.

The Company achieved record revenue and its third best adjusted EBITDA results in 2014. The Company’s sales were $5.933 billion in 2014, which were 13.4% higher than 2013. Net income for 2014 was $144 million, or $1.40 per diluted share, compared to 2013 net income of $152.1 million, or $1.48 per diluted share.

The Company’s Compensation Principles

MRC Global’s executive compensation program is designed to attract and retain our executives, including our NEOs, who are critical to the Company’s long term success. Our executive compensation strategy is focused on motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing growth both domestically and internationally and on aligning our executive officers’ interests and actions with the interests of our stockholders.

Our 2014 executive compensation program was aligned with this strategy. In addition to base salary, our 2014 executive compensation was comprised of the Annual Cash Incentive Plan (See “— Annual Cash Incentive”) and the Long-Term Equity Compensation Plan (See “— 2014 Long-Term Equity Compensation Grant”). Consistent with our pay for performance philosophy, the table below summarizes how performance in 2014 impacted pay in 2014.

Compensation Plan	Annual Cash Incentive	Long-Term Equity
What was the plan designed to achieve?	Motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.	Motivate executive officers to increase share price and long-term economic value of the Company.
What were the performance measures?	Achievement of target Adjusted EBITDA[2] and RANCE[3] measures.	Company share price.
How did we perform?	The Company achieved successful financial and operational performance in 2014. 2014 Adjusted EBITDA was $424 million (99.8% of target) and RANCE was 7.6% (89% of target).	Despite good financial performance in 2014, a weak global economy as well as a reduction in the price of crude oil and natural gas negatively impacted the Company’s share price.
How did performance impact compensation?	Executive officers earned annual incentive ranging from 91.9% to 93.4% of target in 2014.	There was a reduction in the value of the unvested long-term incentives previously awarded to the executive officers. The realized value of the long-term incentive grant in 2014 is well below its grant date value.

In 2015, we have further strengthened the link of our executive officers’ pay to performance by adding a performance-based stock unit plan. This plan constitutes 50% of our long-term incentive grant to executive officers in 2015, and will vest based on the achievement of the Company’s three-year total shareholder return relative to companies in the OSX index4 and RANCE goals. Also in 2015, to further strengthen our governance and mitigate risk, we added a clawback policy applicable to our annual incentive plan and to our long-term equity compensation.

[2]

We calculate Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our last-in, first-out inventory costing methodology.

[3]

We calculated RANCE as a ratio, the numerator of which is pretax income for the year (adjusted for severance costs and losses associated with the disposition of non-core businesses) plus interest expense and related financing charges, multiplied by one, minus our effective tax rate, and the denominator of which is average net capital employed (total assets less non-interest bearing liabilities) for the year.

[4]	The Philadelphia Oil Service Sector Index.

Pay for Performance Program

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, their actual compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

•

As illustrated in the graphic below, a substantial portion of the 2014 target compensation for executive officers was at risk. In 2015, we further strengthened the link of pay to Company performance, by adding a performance-based stock unit component to our long-term equity compensation.

•

Under our annual cash incentive plan in 2014, there was no payout relative to each of the performance metrics unless at least 75% of the goal was achieved for each respective metric. Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts are capped. (See “— Annual Cash Incentive”).

•

Given the recent marked decline in oil and gas markets due to the decline in crude oil and natural gas prices and the expected impact on our business in 2015, we reduced potential payouts under the 2015 annual cash incentive plan from a pool upon 100% achievement of plan metrics for all employees (including NEOs) of $47 million in 2014 to $30 million in 2015. Payouts upon threshold performance and maximum payouts were also reduced in the 2015 annual incentive plan. Also, since we added RANCE as a performance measure in 2015 for long-term, performance-based stock units for NEOs, we replaced RANCE with cash from operations for NEOs as a performance measure. Accordingly, for 2015, 70% of NEO performance will be measured on Adjusted EBITDA targets, 20% on cash from operations targets, and 10% on personal key performance indicators. We believe that in difficult market environments, generating cash from operations to reduce debt is an appropriate measure for the NEOs.

•

The 2014 long-term equity grant was comprised of stock options and time-vested restricted stock. The value of the stock options is directly related to the Company’s stock price – the grant date value of the stock options will not be realized without increased returns to stockholders by way of increase in our stock price. The restricted stock provides retention value, and its value is also tied to performance, since it increases or decreases in value depending on our stock price at vesting. (See “— 2014 Long-Term Equity Compensation Grant”).

•

The 2015 long-term equity grant consisted of time-vested restricted stock and performance-based stock units for NEOs. The performance-based stock units will vest in full at the end of three years and vesting will depend on performance based upon the Company’s three-year total shareholder return relative to companies in the OSX index and RANCE targets. (See “— 2015 Long-Term Equity Compensation Grant”).

2014 Company Performance

Financial highlights from fiscal year 2014 include:

• Sales of $5.933 billion	• Net income of $144 million

• Gross profit of $1.018 billion (17.2% of sales)	• Adjusted EBITDA (defined on page 29) of $424 million

• Adjusted gross profit of $1.120 billion (18.9% of sales)	• RANCE (defined on page 29) of 7.6% adjusted

• Operating income of $302 million

The following were some of our major accomplishments in 2014. Our success in meeting our financial targets was in part driven by these accomplishments:

•

We acquired Stream AS. This acquisition provides a full range of PVF to serve both of the Norwegian Continental Shelf (“NCS”) and the U.K. Continental Shelf as well as global projects with high-end alloy PFF requirements. Stream had 2014 revenue of $263 million.

•

We acquired Hypteck AS, a Norwegian provider of instrumentation and process control products to the offshore, marine and onshore industries with a focus on the NCS. Hypteck AS had 2014 revenue of $19 million.

•

We acquired MSD Engineering (Pte) Limited, located in Singapore. MSD Engineering is a major distributor and regional service provider of valve and valve automation solutions to customers in Singapore, Brunei, China, Malaysia, Indonesia, Thailand, Vietnam and Taiwan. MSD Engineering had 2014 revenue of $16 million. By combining the strengths of MRC Transmark and MSD Engineering, the Company is positioned to be the premier supplier of high quality valve and valve automation solutions to our customers in this key growth end market.

•	We achieved key customer contract renewals and extensions as well as international and product line extensions with key customer accounts;

¡

We signed a five-year contract naming us as supplier of maintenance, repair and operations (MRO) PVF products and services to ConocoPhillips Company’s operations in the lower 48 U.S. states. In addition, MRC Canada ULC entered into a multi-year agreement naming it as supplier of MRO PVF products and services to ConocoPhillips Canada Resources Corp. for its operations in Canada.

¡

We extended our Worldwide Master Contract with Chevron to enable us to transact business with Chevron in Australia for approved PVF, reached an agreement allowing us to provide PVF products for MRO to Chevron’s operations in Thailand and became a strategic valve supplier on the Future Growth Project in Kazakhstan.

•

We entered into an alliance with North America Western Asia Holdings (NAWAH) and U.S. Steel Tubular Products, a subsidiary of United States Steel Corporation, to bring critical oil well equipment into the natural resources-rich region of southern Iraq. The consortium will serve an international lineup of leading oil and gas companies charged with developing Iraq’s giant oil and gas fields.

•

We achieved a new key customer account in MarkWest Energy Partners, L.P. (“MarkWest”) when we signed a five-year contract naming us as a supplier of PVF for MarkWest’s pipeline projects focused in the Marcellus and Utica regions.

•	We reduced operational expenses, resulting in $17 million in annual savings.

For more detail on 2014 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

Impact of 2014 Company Performance on 2014 Compensation

Since we partially met our 2014 financial targets for the Adjusted EBITDA and RANCE performance metrics (as defined on page 29) in the 2014 Annual Cash Incentive Plan, our NEOs earned a portion of their target annual cash incentive. Each of the NEOs earned an annual cash incentive payout ranging from 91.9% to 93.4% of target (depending on their respective individual performance). (See “— Annual Cash Incentive”.)

Key Features of our Executive Compensation Program

What We Do
We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when annual performance objectives are achieved (Page 30).
We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 40).
We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 42).
We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 40).
Our long-term equity compensation plan is designed to ensure that payout under the plan is tied to stock price and to provide retention value. In 2015, we added performance-based stock unit awards to further strengthen the link of pay to performance (Page 43).
We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 44).
In 2015, we added a clawback policy to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 46).
We have a fully independent Compensation Committee (Page 47).
Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 35).
We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 36).
We have an annual Say-on-Pay vote, and actively engage with our investors (Page 48).

What We Don’t Do
No guaranteed incentives (Page 40)
No re-pricing of stock options permitted without approval from stockholders (Page 46)
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 45)
No pledging of our shares by executive officers or directors permitted[1] (Page 45)

More than 98% of the votes cast on our 2014 say-on-pay proposal were in favor of our executive compensation program and policies

[1]

Except that the Board permitted Mr. Krans to pledge his interests in certain limited liability units prior to our initial public offering, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 45). No other pledges have been permitted.

2014 Say-On-Pay Results

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. In 2014, the Company’s executive compensation program received the approval of more than 98% of the shares voted. We believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance and with stockholder interests.

For 2015, to further strengthen our pay for performance compensation program, the Compensation Committee approved the following modifications to our executive compensation program:

2015 Changes to the Executive Compensation Program

Change	Objective of Change
Moved long-term equity compensation mix for executive officers to 50% restricted stock and 50% performance-based stock units (25% based on three year relative total shareholder return performance (compared to companies in the OSX index) (“Total Shareholder Return”), and 25% based on three year RANCE performance)	To further strengthen the link of pay to performance, alignment with stockholders and to motivate executive officers to achieve superior relative Total Shareholder Return and RANCE performance
Added a clawback policy	To protect the company from the overpayment of incentives to employees not involved in the employee misconduct leading to a restatement

Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and long-term incentive grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentive compensation, to the full Board, which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

•

To review and recommend to the Board, the annual salary, bonus, equity and long-term incentive awards and other compensation, incentives and benefits, direct and indirect, of the CEO and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations;

•

To review and approve corporate goals and objectives relevant to compensation of the CEO and the other executive officers and to evaluate the CEO’s and the other executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), to recommend to the Board the CEO’s and other executive officers’ compensation level based on this evaluation;

•

To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and at the option of the Compensation Committee, other officers and employees of the Company);

•	To periodically review and consider the competitiveness of the Company’s executive compensation;

•

To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs to determine whether they integrate appropriately and establish and periodically review policies for the administration of executive compensation programs;

•

To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains;

•	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis; and

•	To conduct a review of compensation for non-employee directors at least annually and to determine or make recommendations to the Board.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group and other market data, as well as industry trends and current practices.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team.

Role of Executive Officers

Our CEO, our executive vice president – corporate affairs, general counsel and corporate secretary, our vice president – human resources and our director of compensation and benefits provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual cash incentive awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual cash incentive awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to equity-

based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

Peer Group

In October 2013, Meridian made a report to the Compensation Committee on proxy-disclosed executive pay data, which the Committee considered when making its 2014 compensation decisions. Meridian used compensation peer data from the following companies for each position that our executive officers hold to the extent available.

Company	Ticker	12 Month Trailing Revenue ($Mn)*
Airgas Inc.	ARG	$4,980
Applied Industrial Technologies, Inc.	AIT	$2,462
Cameron International Corporation	CAM	$9,049
Dresser-Rand Group Inc.	DRC	$3,010
Fastenal Co.	FAST	$3,214
Flowserve Corp.	FLS	$4,830
W.W. Grainger, Inc.	GWW	$9,169
MSC Industrial Direct Co. Inc.	MSM	$2,419
National Oilwell Varco Inc.	NOV	$21,912
Oil States International, Inc.	OIS	$4,336
RPC Inc.	RES	$1,826
Superior Energy Services Inc.	SPN	$4,653
Watsco, Inc.	WSO	$3,620
Wesco International Inc.	WCC	$7,003

25th Percentile		$3,061

Median		$4,495

75th Percentile		$6,497
MRC Global Inc.	MRC	$5,331

*	As of June 2013

These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell or as companies that have similar distribution business models to our business model. Our competitor, Distribution NOW, was not included in the peer group as it was recently spun off from National Oilwell Varco and at the time of analysis did not have sufficient data for comparison. We compete for talent with these peer companies as well as other companies not in the peer group. As illustrated in the table above, our revenue was within the range of revenues for these peer companies (using 12 month trailing revenue at the time of the analysis).

To provide analysis for consideration, Meridian also provided data on two separate peer groups to the Compensation Committee:

•	The first peer group included all 14 companies indicated above
•

The second peer group excluded Cameron International Corporation, Fastenal Co., W.W. Grainger Inc. and National Oilwell Varco Inc., which represented the four largest companies by market capitalization.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar to those of the Company as an additional reference point to validate the peer-company specific data:

•	Towers Watson 2013 CDB Executive Compensation Survey Report
•	Aon Hewitt 2013 Total Compensation Measurement Executive Report

Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive offer (such as pegging the compensation to a 50th percentile level). Rather, the Compensation Committee exercised its discretion considering the following factors:

• the executive’s contributions and performance;	• market levels of compensation for positions comparable to the executive’s position;
• the executive’s roles and responsibilities, including the executive’s tenure in such role;	• the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experience with their prior employers; and
• the Company’s need for the executive’s skills;	• the executive’s potential and readiness to contribute in the executive’s current role.
• the executive’s experience and management responsibilities;

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2014 Executive Compensation Program Description

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual and strategic performance goals and our long-term objective of increasing shareholder value. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

•

To attract and retain talented executive officers by providing competitive total compensation and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

•	To align the interests of our executive officers with those of our stockholders; and

•	To provide performance based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

Elements of Compensation

The principal components of compensation for our executive officers are:

•	Base salary;
•	Annual cash incentive;
•	Long-term equity compensation; and
•	Benefits – including health, welfare and retirement benefits.

Component	Objectives	Plan Design	Link to Performance
Base Salary	To attract and retain highly qualified executives and to provide a market competitive base level of compensation.	The Compensation Committee reviews base salaries annually to reflect qualifications, level of responsibility, contributions, leadership, performance and competitive marketplace for executives.	The Compensation Committee takes into consideration individual executive officer performance and contribution when determining annual increases.
Annual Cash Incentive	To motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.

2014 annual cash incentive payouts were based on the achievement of pre-determined Adjusted EBITDA*, return on average net capital employed (RANCE**) & individual KPI (defined below) goals, which the Board sets at the beginning of each year.

2015 annual cash incentive payouts will be based on the achievement of pre-determined Adjusted EBITDA, cash from operations and individual KPI goals.

The annual cash incentive relative to the Adjusted EBITDA and RANCE performance metrics is only earned when 75% of the goal for each metric is achieved. If less than 75% of goal is achieved, there is no payout for that metric. The annual cash incentive relative to individual KPIs is based on individual performance.

Maximum payout is capped at 110% of target for the Adjusted EBITDA and RANCE performance metrics and 100% of target for individual KPIs (defined below).

Long-Term Equity Compensation	To increase share price and long-term economic value of the Company.

2014 long-term equity compensation was comprised of stock options (50% of grant) and restricted stock (50% of grant).

2015 long-term incentive compensation is comprised of time-vested restricted stock (50% of grant), performance-based stock units based on three-year relative total shareholder return (25% of grant) and performance-based stock units based on a three-year RANCE objective (25% of grant).

The realized value of stock options is based on the price of our stock; the options provide no value to the executive officers unless our stock price increases. Restricted stock awards support retention and continuity of executive officers; and the value of the restricted stock award increases or decreases depending on our stock price.

Vesting of performance-based stock units is based on three year relative total shareholder return (measured against companies in the OSX index) and three year RANCE performance. Target payout is achieved only when target performance for these measures is achieved.

Benefits	To attract and retain executives by providing market competitive benefits and to provide for the current and future health, welfare and retirement needs of employees and their families.	Executives are provided health, welfare and retirement benefits that are broadly available to all Company employees.	Not linked to individual performance.

*

We calculate Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our last-in, first out inventory costing methodology.

**

We calculated RANCE as a ratio, the numerator of which is pretax income for the year (adjusted for severance costs and losses associated with the disposition of non-core businesses) plus interest expense and related financing charges, multiplied by one, minus our effective tax rate, and the denominator of which is average net capital employed (total assets less non-interest bearing liabilities) for the year.

Base Salary

We provide our executive officers with a base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. The Compensation Committee reviews base salary for executive officers on an annual basis and recommends increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed and do not always take place each year.

Mr. Braun, Mr. Churay, Mr. Isaac and Mr. Colonna received the salary increases indicated below effective February 18, 2014. Messrs. Lane and Ittner did not receive a salary increase in 2014.

Name	Base Salary Prior to 2/18/14	Salary Increase Amount	Salary Increase Percentage	Base Salary Effective 2/18/14
Andrew R. Lane	$850,000	—	—	$850,000
James E. Braun	$450,000	$25,000	5.6%	$475,000
Daniel J. Churay	$375,000	$25,000	6.7%	$400,000
Rory M. Isaac	$397,500	$10,000	2.5%	$407,500
Gary A. Ittner	$397,500	—	—	$397,500
Alan H. Colonna	$362,000	$38,000	10.5%	$400,000

Annual Cash Incentive

Our annual cash incentive plan is a performance based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial, operational, and individual objectives. In 2014, a majority of our salaried employees participated in the annual cash incentive plan.

Annual Cash Incentive Targets

The Compensation Committee approves annual cash incentive target percentages for the executive officers, subject to the terms of any employment agreements between the Company and the executives. The 2014 annual cash incentive targets for our named executive officers were the same as 2013 and are listed below:

Name	Annual Cash Incentive Target
Andrew R. Lane	100%	The annual cash incentive amount payable to each executive is calculated as follows: Annual Cash Incentive = Base Salary X Annual Incentive Target X Performance Relative to Performance Metrics
James E. Braun	75%
Daniel J. Churay	75%
Rory M. Isaac	75%
Gary A. Ittner	75%
Alan H. Colonna*	75%

*Note: Since Mr. Colonna retired effective September 30, 2014, he only received a pro-rata portion of his annual cash incentive for 2014.

2014 Annual Cash Incentive Performance Metrics

For 2014, the Compensation Committee approved two performance metrics, as well as individual key performance indicators (“KPIs”) for the annual cash incentive awards for our executive officers, and the goals for these metrics. These metrics were selected because they are very strongly linked to the profitability and growth of the Company. Although this plan is paid based on annual results, these metrics are designed to promote the Company’s continued profitability and sustained growth over time, as well as the creation of long-term stockholder value.

The goal for each of the metrics was related to the consolidated performance of the Company and was determined by a budgeting process for the 2014 Company operating plan. This process involved an examination of our markets, customers and general outlook with respect to 2014. The Board approved the final budget.

Below are the 2014 performance metrics and KPIs, their relative weighting, and the goal for each metric:

Performance Metric	Weight	2014 Goal	Definition	Objective

Adjusted EBITDA	70%	$425 million	Adjusted earnings before interest, taxes, depreciation and amortization	To align payout to growth in sales and profit margins, while taking into account expense management

RANCE	20%	8.5%	Return on average net capital employed	To encourage and reward efficient use of our capital and assets to generate revenue

KPIs	10%	100%	Individual key performance indicators	To encourage and reward strong individual performance and achievement of goals

The table below shows the payout earned for each level of performance against the Adjusted EBITDA and RANCE metrics:

No Payout	0%	Payout earned when performance is below 75% of goal

Minimum*	25%	Payout earned when performance is at 75% of goal

Target	100%	Payout earned when performance is at 100% of goal

Maximum*	110%	Payout earned when performance is at 100% of goal or greater

*For performance achievement between the specified minimum and target, payouts are interpolated on a straight-line basis, a 3% increase in payout for each 1% increase in performance.

**For performance achievement between the specified target and maximum performance levels, payouts are interpolated on a straight-line basis, a 1% increase in payout for each 1% increase in performance, until the maximum is reached.

The payout earned with respect to the individual KPI goals is based on individual performance and ranges from 0% to a maximum of 100%.

Generally, the Compensation Committee measures annual cash incentives in respect of performance of these metrics. Under exceptional circumstances, the Compensation Committee may also exercise its discretion to adjust award payouts either upward or downward to meet business objectives.

2014 Individual KPI Performance

KPIs for the executive officers comprise 10% of annual cash incentives for 2014. The Compensation Committee approved KPIs for the NEOs based on a set of projects and plans designed to align the executive officers’ activities with the strategic plans and financial goals of the Company for the relevant performance period, which are related to the functional or operational responsibility of each executive’s position. The CEO determined performance against the KPIs and recommended to the Compensation Committee the percentage performance for Messrs. Braun, Churay, Colonna, Isaac and Ittner. The Compensation Committee determined performance against Mr. Lane’s KPIs and recommended the percentage performance to the full Board, who ultimately determined Mr. Lane’s performance with respect to his individual KPI goals.

The following is a summary of the current named executive officers’ achievements in 2014:

Name	Summary of the Primary 2014 Personal Achievements
Andrew R. Lane	Attained 100% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, corporate finance, customer accounts and operations
James E. Braun	Attained 100% of his KPI goal determined by his level of achievement of projects and plans related to corporate finance, strategic acquisitions, accounts receivable, operations and organizational processes
Daniel J. Churay	Attained 100% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, corporate finance, compliance, risk management, governance, human resources, marketing, quality, safety and organizational processes
Rory M. Isaac	Attained 100% of his KPI goal determined by his level of achievement of projects and plans related to international operations management prior to September 1, 2014, and his level of achievement of projects and plans related to business development after September 1, 2014
Gary A. Ittner	Attained 100% of his KPI goal determined by his level of achievement of projects and plans related to supply chain management prior to September 1, 2014, and his level of achievement of projects and plans related to valves, fittings, flanges, alloys and oilfield supply
Alan H. Colonna*	Attained 85% of his KPI goal prior to his retirement determined by his level of achievement of projects and plans related to business development, sales, customer accounts and organizational processes

*Individual KPI performance for Mr. Colonna was based on his performance prior to his retirement on September 30, 2014.

2014 Annual Cash Incentive Performance

In 2014, the Company generated Adjusted EBITDA of $424.0 million and RANCE of 7.6%. As shown in the table below, the amount payable in respect of the Adjusted EBITDA metric was 100% of the target annual cash incentive, and the amount payable in the respect of the RANCE metric was 67% of the target annual cash incentive. The amounts payable in respect of the individual KPIs for each executive officer is described in the previous section, “—2014 Individual KPI Performance”. Based on this, each current named executive officer earned between 91.9% and 93.4% of his target bonus for 2014.

The table below shows 2014 performance percentage at 100% individual KPI achievement. The actual 2014 performance percentage for the executive officers varied depending on actual individual KPI achievement.

Performance Metric	2014 Performance	2014 Goal	2014 Performance %	2014 Payout %	Weight	Weighted Performance
Adjusted EBITDA	$424 million ÷	$425 million =	100% →	100% x	70% =	70.0%
RANCE	7.6% ÷	8.5% =	89% →	67% x	20% =	13.4%
KPIs	100% ÷	100% =	100% →	100% x	10% =	10.0%
Total 2014 Performance Percentage						93.4%

At 100% individual KPI achievement, the 2014 weighted performance percentage for Messrs. Lane, Braun, Churay, Isaac and Ittner was 93.4%. At 85% individual KPI achievement, the 2014 weighted performance percentage for Mr. Colonna was 91.9%.

Annual Cash Incentive 2014 Payout

The amounts the Company paid to the named executive officers as a result of their respective levels of performance are as follows:

Name	2014 Base Salary (1)	2014 Incentive Target Percentage	2014 Performance Percentage	2014 Annual Cash Incentive Payout
Andrew R. Lane	$850,000 x	100% x	93.4% =	$793,900
James E. Braun	$470,833 x	75% x	93.4% =	$329,820
Daniel J. Churay	$395,833 x	75% x	93.4% =	$277,282
Rory M. Isaac	$405,833 x	75% x	93.4% =	$284,287
Gary A. Ittner	$397,500 x	75% x	93.4% =	$278,450
Alan H. Colonna(2)	$294,441 x	75% x	91.9% =	$202,944

(1)	For purposes of the incentive calculation, the 2014 base salary represents a blended rate for Messrs. Braun, Churay, Isaac and Colonna who received base salary increases on February 18, 2014.
(2)

Since Mr. Colonna retired effective September 30, 2014, he only received a pro-rata portion of his salary for 2014, and, therefore, a prorated annual cash incentive payout pursuant to the terms of his employment agreement.

2015 Annual Cash Incentive Plan Changes

Given the recent marked decline in oil and gas markets due to the decline in crude oil and natural gas prices and the expected impact on our business in 2015, we reduced potential payouts under the 2015 annual cash incentive plan from a pool upon 100% achievement of plan metrics for all employees (including NEOs) of $47 million in 2014 to $30 million in 2015. Payouts upon threshold performance and maximum payouts were also reduced in the 2015 annual incentive plan. Also, since we added RANCE as a performance measure in 2015 for long-term, performance-based stock units, we replaced RANCE with cash from operations for NEOs as a performance measure. Accordingly, for 2015, 70% of NEO performance will be measured on Adjusted EBITDA targets, 20% on cash from operations targets, and 10% on personal key performance indicators. We believe that in difficult market conditions, the generation of cash from operations is important to reduce the Company’s long-term debt and is an appropriate measure of focus for the executive management team.

Long-Term Equity Compensation

Our long-term equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. In 2014, we granted long-term equity compensation in the form of stock options and restricted stock. In 2015, to further strengthen the link between long-term compensation and Company performance, we granted long-term equity compensation in the form of restricted stock and performance-based stock units (based on relative total shareholder return and RANCE performance over a three-year period).

Alignment of Long-Term Equity Compensation to Performance

Our long-term equity compensation is strongly linked to stock price performance.

•

The realized value of stock options to executive officers is tied to performance, since the value is directly related to the Company’s stock price. The grant date value of the stock options will not be realized without increased returns to stockholders, by way of increases to our stock price. Also, our stock options provide retention value by vesting over a multi-year period.

•

The primary purpose of the restricted stock is to support retention and continuity of executive officers. The restricted stock awards vest in equal installments each year over a multi-year period. However, the realized value of restricted stock is also tied to stock price performance, since the value of restricted stock increases or decreases depending on our stock price at vesting.

2014 Long-Term Equity Compensation Grant

In February 2014, the Company awarded long-term equity compensation to the executive officers in the form of stock options and restricted stock under the Company’s 2011 Omnibus Incentive Plan. The table below shows the details of the grants.

Grant Year 2014	Stock Options	Restricted Stock
Weighting	50% of grant value	50% of grant value
Vesting Schedule	Vesting in equal installments annually over three years	Vesting in equal installments annually over four years
Life of Option	10 years from date of grant	n/a
Price per Share	Exercise Price of $29.30	Grant Price of $29.30

The table below shows the total grant date value of the 2014 long-term equity grants to the NEOs as well as the number of stock options (determined by dividing stock options grant value by the Black-Scholes value of each stock option as of the grant date) and the number of shares of restricted stock (determined by dividing restricted stock grant value by the fair value per share of Company stock as of the grant date):

Name	Stock Option Grant	Number of Stock Options	Restricted Stock Grant	Shares of Restricted Stock
Andrew R. Lane	$1,062,502	88,927	$1,062,506	36,263
James E. Braun	$475,006	39,756	$475,011	16,212
Daniel J. Churay	$300,003	25,109	$300,003	10,239
Rory M. Isaac	$305,631	25,580	$305,628	10,431
Gary A. Ittner	$198,755	16,635	$198,742	6,783
Alan H. Colonna	$399,996	33,478	$400,004	13,652

2015 Long-Term Equity Compensation Grant

In 2015, the Company will award long-term equity compensation to the executive officers in the form of restricted stock and performance-based stock units under the Company’s 2011 Omnibus Incentive Plan. The table below shows the details of the grants:

Grant Year 2015	Restricted Stock	Performance-Based Stock Units (Relative Total Shareholder Return)	Performance-Based Stock Units (RANCE)

Weighting	50% of grant value	25% of grant value	25% of grant value

Vesting Schedule	Vesting in equal installments annually over three years	Vesting at the end of three years, percentage of stock vested depends on relative total stockholder return performance (compared to the companies in the OSX index)	Vesting at the end of three years, percentage of stock vested depends on RANCE performance relative to target

Price per Share	Grant Price of $13.24	Grant Price of $13.24	Grant Price of $13.24

We reduced the vesting period for the restricted stock grants in 2015 compared to 2014 to three years, since this is the prevalent market practice among our peers, and we believe that a three-year performance period is a sufficient time frame for the performance of executives to effectively impact the stock price. We also believe that a three-year performance period provides an appropriate retention period.

Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current named executive officers do not receive any additional benefits.

The Company reimbursed Mr. Colonna the cost of a company car during his employment, Mr. Isaac the cost of a country club membership and a company car and Mr. Ittner the cost of a country club membership and a company car.

The Company had a practice of providing each executive officer with a personal liability insurance policy to supplement the directors’ and officers’ liability insurance program. The Company imputed the value of each executive officer’s personal policy to the executive’s income. The Company discontinued this practice in 2014.

We provide our current named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or Change in Control”.

Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 5.6% of the Company’s outstanding common stock as of December 31, 2014. In addition, the Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guidelines
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

As of December 31, 2014, all executive officers and directors have satisfied the ownership guidelines on a pro-rata basis.

Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company are prohibited from engaging in short-term or speculative transactions involving Company securities including:

•	Engaging in short sales;

•	Engaging in transactions in put options, call options or other derivative securities related to Company securities on an exchange or in any other organized market;

•	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps and collars; and

•	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Prior to the Company’s initial public offering in April 2012, Mr. Krans indirectly owned, through a limited liability company, an interest in PVF Holdings LLC (“PVF Holdings”) along with over 400 other interest holders. Prior to the initial public offering, PVF Holdings owned 98% of MRC Global. The Board permitted Mr. Krans (and his limited liability company) to pledge his interest in PVF Holdings. Mr. Krans subsequently provided a general security interest in the assets of the limited liability company, including his interest in PVF Holdings. In May 2013, PVF Holdings was dissolved, and it distributed its MRC Global common shares to its interest holders, including to Mr. Krans’ limited liability company. Mr. Krans’ shares of MRC Global common stock held through his limited liability company remain subject to a general security interest.

Prohibition on Re-pricing of Stock Options without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment and no adjustment or amendment shall be made that reduces or would have the effect of reducing the option price of an option previously granted under the plan, whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Our Compensation Committee has adopted a clawback policy in 2015 to recoup certain compensation from the employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence. All employees receiving any short-term or long-term equity compensation are subject to this policy.

This policy covers all incentive and performance-based stock awards granted after the effective date of the policy under any company equity incentive plan (e.g. stock options, restricted stock, and performance stock) and all cash performance awards (e.g. annual bonuses and other cash incentives) granted after the effective date of the policy. The recouped amount resulting from the restatement generally will be the difference between the amount of covered compensation previously awarded or earned and what would have been awarded or earned under the restated financial statements.

Tax and Accounting Implications

All deferred compensation arrangements have been structured in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”).

Section 162(m) (“Section 162(m)”) of the IRC disallows a company tax deduction for any publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to each of the principal executive officers and the three other most highly compensated executive officers for the taxable year other than the principal financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m)). We rely, to the maximum extent permitted, on a transition rule under Section 162(m) (relating to companies who conduct certain initial public offerings) that results in deductions being allowed irrespective of the application of Section 162(m) with respect to amounts paid under our compensation plans during a transition period following an initial public offering (and with respect to annual cash incentive, options and restricted stock paid or granted during the transition period even if the award is exercised or becomes vested after the end of the transition period). As the Company is in such a transition period until its annual meeting of stockholders in 2016, the Company has and may in the future during the transition period grant options and other awards or provide other compensation in excess of these Section 162(m) limitations without disallowance of the deduction of the related compensation expense, which our 2011 Omnibus Incentive Plan permits. However, if the stockholders of the Company approve the proposed amendments to the 2011 Omnibus Incentive Plan (see “Proposal III: Amendment of the Company’s 2011 Omnibus Incentive Plan”), the transition period will end, and the Company will no longer rely upon the transition period rules. As a general matter, the Company strives to design its compensation programs to meet the requirements of Section 162(m) to achieve the deduction for compensation expense; however, the Company may on an exception basis also pay compensation to its executive officers that may not be fully deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Messrs. Best, Boylan, Perkins and Dr. Linse. Mr. Perkins was appointed to the Compensation Committee on April 29, 2014.

No member of the Compensation Committee was an officer or employee of the Company during 2014, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2014, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

      Rhys J. Best, Chair

      Peter C. Boylan III

      Dr. Cornelis A. Linse

      John A. Perkins

PROPOSAL II: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders to approve an advisory vote on a non-binding, advisory resolution approving our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables and narrative in “Executive Compensation”, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•

The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

•	Our 2014 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal conforms to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve an advisory vote, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2016 Annual Meeting of stockholders.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the NEOs, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Employment and Other Agreements

Three of the current named executive officers have entered into an employment agreement with us. Mr. Lane’s employment agreement commenced in May 2013. Mr. Braun and Mr. Churay each entered into amended and restated employment agreements in February 2014. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control”.

Mr. Lane’s employment agreement has an initial term of three years, which will automatically be extended on the third anniversary and each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. The employment agreement of Mr. Braun and Mr. Churay has an initial term of one year, which will automatically be extended the first anniversary of the date of the agreement and each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each agreement provides for an initial base salary, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. The following table sets forth each current named executive officer’s base salary as of January 1, 2015 and target annual cash incentive percentage:

Executive	Salary	Annual Incentive Percentage
Andrew R. Lane	$850,000	100%
James E. Braun	$475,000	75%
Daniel J. Churay	$400,000	75%

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 24 months thereafter (or 36 months thereafter if Mr. Lane is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights. Each of Mr. Braun and Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if the executive officer is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Pursuant to their respective employment agreements, each of Messrs. Colonna, Isaac and Ittner had the option to resign from service with the Company for Good Reason (as defined in each employment agreement) due to the elimination of their respective positions of executive vice president – business development and U.S. operations, executive vice president – international operations and executive vice president – supply chain management and their assignment to positions with reduced responsibilities. In the case of their resignation for Good Reason, each of them is entitled to the separation benefits that his employment agreement provides for a separation for Good Reason. Messrs. Colonna, Isaac and Ittner have 30, 33 and 41 years of service with the Company, respectively. Mr. Colonna decided to resign effective as of September 30, 2014 and receive these benefits. The Company requested that Mr. Isaac remain with the Company until the end of 2016 and that Mr. Ittner remain with the Company through the end of 2015. Each of them has agreed to remain with the Company and suspend receipt of the separation benefits that their respective employment agreements provide until they actually separate from service.

The Company and Mr. Colonna were parties to an employment agreement (the “Colonna Employment Agreement”). Pursuant to the Colonna Employment Agreement, the Company separated Mr. Colonna from service without Cause (as defined in the Colonna Employment Agreement) effective September 30, 2014 due to the elimination of Mr. Colonna’s position of executive vice president – business development and U.S. operations. The Company has entered into a Separation Agreement and Complete Release dated September 30, 2014 with Mr. Colonna pursuant to which Mr. Colonna will receive the post termination benefits set forth in the Colonna Employment Agreement. These benefits include the following:

•

Separation payments equal to Mr. Colonna’s base salary of $400,000 and his annual incentive target of $300,000 for a period of 18 months, paid by a lump sum installment of $350,000 on April 17, 2015, and the remainder in twenty-six bi-weekly installments beginning on that date;

•	An annual cash incentive for 2014 based on actual Company performance, prorated for the number of days Mr. Colonna was actively employed in 2014, to be paid on April 3, 2015;

•	The continuation of medical, dental and vision benefits for 18 months; and

•	Payment for accrued but unused vacation days.

To receive these benefits Mr. Colonna is required to comply with the following covenants:

•	Execute a release in favor of the Company;

•	Maintain the confidentiality of confidential information of the Company;

•	May not compete against the Company for 18 months;

•	May not solicit business from the Company’s customers or the employment of the Company’s employees for 18 months, or otherwise interfere with Company business relationships;

•	May not interfere with the proprietary rights of the Company;

•	May not make statements that disparage the Company; and

•	Cooperate with the Company with respect to matters that occurred while he was employed by the Company.

As a result of his 30 years of service to the Company, Mr. Colonna was considered “retired” for the purposes of his outstanding, unvested awards of 33,741 options and 4,934 shares of restricted stock. The options were issued at an exercise price of $29.35 and vest in installments through March 2017; and the restricted stock awards vest in installments through March 2018. Mr. Colonna’s 2014 grant will continue to vest through the 18-month period commencing September 30, 2014. Options and restricted stock that do not vest by March 31, 2016 will be forfeited. During the remaining vesting period of each award, so long as Mr. Colonna does not compete with the Company or solicit business from the Company’s customers or the employment of the Company’s employees, these awards will continue to be governed by the applicable award agreement and equity award plan, except that each option will continue to vest in accordance with the original vesting schedule and may be subject to accelerated vesting under certain circumstances.

Summary Compensation Table for 2014

The following table sets forth certain information with respect to compensation earned during each of the fiscal years ended 2012, 2013 and 2014 by our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Change in Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrew R. Lane Chairman, President and CEO	2014	850,000	0	793,900	1,062,506	1,062,502	0	15,302	3,784,210
	2013	850,000	—	314,500	699,998	2,103,923	—	14,732	3,983,153
	2012	850,000	—	1,250,000	—	3,657,642	—	12,622	5,770,264
James E. Braun Executive Vice President and Chief Financial Officer	2014	471,538	0	329,820	475,011	475,006	0	15,302	1,766,677
	2013	450,000	—	124,875	224,997	676,264	—	13,922	1,490,058
	2012	425,000	—	323,531	—	688,214	—	12,622	1,449,367

Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	2014	396,538	0	277,282	300,003	300,003	0	13,022	1,286,848
	2013	375,000	—	104,063	140,616	422,666	—	13,922	1,056,267
	2012	362,250	196,695	275,763	—	462,018	—	166,718	1,463,444

Rory M. Isaac Senior Vice President – Business Development	2014	406,115	0	284,287	305,628	305,631	6,303	35,723	1,343,687
	2013	397,500	—	105,834	99,379	298,679	6,042	36,447	943,883
	2012	397,500	—	302,597	—	700,015	5,792	43,104	1,449,008
Gary A. Ittner Senior Vice President – Valves, Fittings, Flanges, Alloys & Oilfield Supply	2014	397,500	0	278,450	198,742	198,755	6,303	31,655	1,111,405
	2013	397,500	—	102,853	99,379	298,679	6,042	33,306	937,759
	2012	397,500	—	302,597	—	700,015	5,792	30,760	1,436,664

Alan H. Colonna Executive Vice President – Business Development & U.S. Operations	2014	332,354	0	202,944	400,004	399,996	0	15,945	1,351,243
	2013	362,000	—	96,383	181,001	544,017	—	18,689	1,202,090
	2012	322,835	—	236,221	—	11,801	—	17,376	588,233

(1)

The 2014 salaries of Messrs. Braun, Churay and Isaac reflect prorated annual payments based on their respective salary increases effective February 18, 2014. The 2014 salary of Mr. Colonna is prorated based on his retirement during the year.

(2)	Bonus for Mr. Churay was a signing bonus pursuant to his offer letter.

(3)	See “Compensation Discussion and Analysis – 2014 Annual Cash Incentive Performance” for a discussion of the 2014 annual cash incentive payouts.

(4)

See “Compensation Discussion and Analysis – Long Term Equity Compensation”. The amounts in these columns represent the grant date fair value of the restricted stock and option awards, respectively, calculated pursuant to ASC Topic 718. In addition, in the second quarter of 2012, the Compensation Committee re-priced the options granted to Messrs. Colonna, Isaac and Ittner in December 2009 to a $21.05 per share exercise price. Pursuant to the Say-on-Pay vote held on May 8, 2013, the stockholders of the Company approved, on an advisory basis, the compensation of the Company’s then named executive officers, including these re-pricings. In 2013, the Compensation Committee amended the 2007 Stock Option Plan to prohibit any further re-pricings without stockholder approval. As a result of the 2012 repricing, the incremental fair value with respect to these awards, computed as of the repricing pursuant to ASC Topic 718, is also included in the 2012 option awards column. For more information on the analysis used in the calculations used to determine stock based compensation, please see Notes 1 and 11 of our 2014 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2014 filed with the SEC on February 20, 2015.

(5)	The amounts in this column represent interest income earned on account balances in the NQD Plan (as defined on page 54).

(6)	Amounts in this column for 2014 include:

•	Company matching contributions made to the McJunkin Red Man Corporation Retirement Plan, a 401(k) plan, of $10,400 for Messrs. Lane, Braun, Churay, Colonna, Isaac and Ittner;

•	The imputed value for Company-provided group life insurance of $4,902 for Messrs. Lane and Braun, $2,622 for Mr. Churay, $3,677 for Mr. Colonna and $7,524 for Messrs. Isaac and Ittner;

•	The imputed value for personal use of country clubs for Messrs. Isaac and Ittner of $6,941 and $5,955, respectively;

•	The imputed value for personal use of a Company-provided automobile of $1,869 for Mr. Colonna, $10,858 for Mr. Isaac, and $6,406 for Mr. Ittner; and

•	Miscellaneous other imputed amounts total $1,370 for Mr. Ittner.

Grants of Plan-Based Awards in Fiscal Year 2014

Name	Grant Date(s)	Estimated Future Payouts Under Non Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(2)
Andrew R. Lane	2/18/2014	212,500	850,000	926,500	36,263	88,927	29.30	2,125,008
James E. Braun	2/18/2014	88,281	353,125	384,906	16,212	39,756	29.30	950,017
Daniel J. Churay	2/18/2014	74,219	296,875	323,594	10,239	25,109	29.30	600,006
Rory M. Isaac	2/18/2014	76,094	304,375	331,769	10,431	25,580	29.30	611,259
Gary A. Ittner	2/18/2014	74,531	298,125	324,956	6,783	16,635	29.30	397,497
Alan H. Colonna	2/18/2014	55,208	220,831	240,706	13,652	33,478	29.30	800,000

(1)

Based on the annual cash incentive performance metrics and goals that the Compensation Committee approved for the 2014 performance period, no portion of the awards based on Adjusted EBITDA or RANCE for each named executive officer was payable unless there was at least 75% achievement of those performance metrics. At 75% achievement of each performance metric, there is a payout of 25% of a participant’s target annual cash incentive with respect to the performance metric. The amounts in this column reflect 25% of the named executive officers’ target annual cash incentive for 2014. The amount for Mr. Colonna is prorated based on actual time worked in 2014.

(2)

Payouts for the Adjusted EBITDA and RANCE performance metrics increase in 3% increments for each additional percent of achievement beyond 75% up to 100% of those annual metrics. Upon full achievement of each of those performance metrics and full achievement of KPIs, 100% of the target annual cash incentive is paid. If performance metrics for Adjusted EBITDA and RANCE are exceeded, the maximum payment is 110% of target annual cash incentive for Adjusted EBITDA and RANCE. Payouts increase by 1% for each 1% increase in the performance. The maximum payment for KPI goals is 100%. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual cash incentive for 2014, in each case, assuming 100% achievement of KPIs. The amount for Mr. Colonna is prorated based on actual time worked in 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Andrew R. Lane	9/10/2008	879,464	—	$18.10	9/10/2018	—	—
	11/10/2011	226,864	—	$18.10	11/10/2021	—	—
	5/9/2012	—	380,000	$20.85	5/9/2022	—	—
	3/7/2013	43,495	130,487	$29.35	3/7/2023	19,080	289,062
	2/18/2014	—	88,927	$29.30	2/18/2024	36,263	549,384
James E. Braun	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	13,980	41,943	$29.35	3/7/2023	6,133	92,915
	2/18/2014	—	39,756	$29.30	2/18/2024	16,212	245,612
Daniel J. Churay	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	—	48,000	$20.85	5/9/2022	—	—
	3/7/2013	8,738	26,214	$29.35	3/7/2023	3,833	58,070
	2/18/2014	—	25,109	$29.30	2/18/2024	10,239	155,121
Rory M. Isaac	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	13,812	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	6,174	18,525	$29.35	3/7/2023	1,833	27,770
	2/18/2014	—	25,580	$29.30	2/18/2024	7,056	106,898
Gary A. Ittner	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	13,812	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	6,174	18,525	$29.35	3/7/2023	1,968	29,815
	2/18/2014	—	16,635	$29.30	2/18/2024	4,927	74,644
Alan H. Colonna	3/27/2007	12,710	—	$9.62	6/29/2016	—	—
	6/16/2008	30,059	—	$17.36	6/29/2016	—	—
	12/3/2009	21,853	—	$21.05	6/29/2016	—	—
	11/10/2011	8,287	—	$18.10	6/29/2016	—	—
	3/7/2013	11,246	33,741	$29.35	9/27/2016	3,584	54,298
	2/18/2014	—	22,095	$29.30	9/27/2016	4,959	75,129

Under the terms of the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, the final registered public offering by Goldman, Sachs & Co., the Company’s private equity sponsor, on November 13, 2013 was considered a “transaction” and resulted in accelerated vesting of all pre-IPO stock option and restricted stock grants issued to our named executive officers from 2009 through April 11, 2012.

See “Compensation Discussion and Analysis—2014 Long-Term Equity Compensation Grant” for a discussion of outstanding options and restricted stock granted in 2014. Options granted in 2014 vest in equal installments over three years and restricted stock granted in 2014 vest in equal installments over four years. Options granted in May 2012 vest on the fifth anniversary of the date of grant.

Option Exercises and Stock Vested During 2014

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	4,770	125,737
James E. Braun	1,533	40,410
Daniel J. Churay	958	25,253
Rory M. Isaac	4,928	123,398
Gary A. Ittner	3,274	82,329
Alan H. Colonna	4,450	107,522

(1)	This column reflects restricted stock that vested on March 7, 2014, August 12, 2014 and September 30, 2014.

(2)

The value realized upon the vesting of the restricted stock is based on the closing price of our common stock on March 7, 2014 of $26.36 per share, August 12, 2014 of $24.83 per share and September 30, 2014 of $23.32 per share.

Nonqualified Deferred Compensation

The Company has adopted the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan the (the “NQD Plan”). Under the terms of the NQD Plan, select members of management and highly compensated employees could defer receipt of a specified amount or percentage of cash compensation, including annual cash incentive payments. Pursuant to the NQD Plan, prior to 2009, McJunkin Red Man Corporation made predetermined annual contributions to each participant’s account, less any discretionary matching contributions that we made on behalf of the participant to a defined contribution plan for the calendar year. The Compensation Committee decided in 2009 that no further company contributions would be made to participant accounts under the NQD Plan. In 2010, the Compensation Committee froze the NQD Plan. The applicable provisions of the NQD Plan continue to govern amounts that participants deferred or the Company contributed to accounts prior to the NQD Plan being frozen.

Each participant’s account balance at the beginning of the calendar year was greater than $100,000. In accordance with the terms of the NQD Plan, each participant is being credited quarterly with interest at the Prime Rate (as defined in the NQD Plan) divided by four plus 0.25%. As of December 31, 2007, all existing participants were fully vested in their entire accounts, including contributions by McJunkin Red Man Corporation. No further participation was allowed in the NQD Plan after December 31, 2007.

Participants receive the vested balance of their accounts, in cash, upon a Separation from Service (as defined in Section 409A of the IRC (“Section 409A”)). The plan pays this amount in three annual installments (with interest) commencing on January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. In the event of a participant’s death or Permanent Disability (as defined in the NQD Plan), or upon a Change in Control (as defined in the NQD Plan) of McJunkin Red Man Corporation, the full amount of a participant’s account, vested and unvested, will be paid within 30 days following the event to the participant’s beneficiary, in the case of death, or to the participant, in the case of Permanent Disability or a Change in Control. Notwithstanding the foregoing regarding the timing of payments, distributions to “specified employees” (as defined in Section 409A) may be required to be delayed in accordance with Section 409A.

Nonqualified Deferred Compensation for 2014

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Rory M. Isaac	6,303	152,275
Gary A. Ittner	6,303	152,275
Alan H. Colonna	—	—

(1)

We did not make contributions to participant accounts under the NQD Plan in 2014. However, during 2014, the accounts of the named executive officers with account balances under the NQD Plan were credited with interest in accordance with the terms of the NQD Plan.

Potential Payments upon Termination or Change in Control

Each of Messrs. Lane, Braun and Churay has an employment agreement with the Company. As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements. Since Mr. Colonna retired in September 2014, his potential payments upon termination or change in control are not included here. (See “Employment and Other Agreements” for disclosure with respect to Mr. Colonna). (Each of Messrs. Isaac and Ittner are entitled to separation benefits as discussed above in “Employment and Other Agreements”.)

Voluntary Separation

In the event of each current NEO’s voluntary separation (other than retirement) from employment, all unvested stock options and unvested restricted stock awards in respect of the Company’s common stock that the executive holds would be forfeited.

Under terms of the options and restricted stock granted under the 2011 Omnibus Incentive Plan, if a current NEO retires and either: (a) the current NEO is at least 65 years of age, or (b) the current NEO’s age plus years of service equal to at least 80, the options and restricted stock will continue to vest and become exercisable as if the current named executive officer remained employed with the Company; provided, that, for grants prior to 2015, the current NEO remains employed with the Company on or after the third anniversary of the date of grant unless the Compensation Committee waives this requirement for the president or CEO or in the case of senior or executive vice presidents, the president or CEO waives this requirement; and for grants after 2014, the current NEO remains employed with the Company on or after the first anniversary of the date of grant unless the compensation committee waives this requirement.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2014”, the fully vested accounts in the NQD Plan would become payable (subject to the requirements of Section 409A). Each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date, each as set forth in the table below.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	—	81,731
James E. Braun	54,808	—	54,808
Daniel J. Churay	46,154	—	46,154
Rory M. Isaac	47,019	152,275	199,294
Gary A. Ittner	53,510	152,275	205,785

(1)	These amounts represent accrued but unused vacation time as of December 31, 2014.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which each of Messrs. Lane, Braun and Churay is a party provide that if their employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payments and benefits:

•	All accrued, but unpaid, obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

•

Monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination, except for Mr. Lane, who would receive monthly payments for 24 months following termination;

•

Continuation of medical benefits for 18 months, except for Mr. Lane, who would receive continuation of medical benefits for 24 months based on 2015 Cobra rates, which includes the administration fee; and

•	A pro-rata annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 24 months following termination for Mr. Lane and for 18 months following termination for Messrs. Braun and Churay. In addition, Messrs. Lane, Braun and Churay are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination other than for Cause, death or Disability (each term, as defined in the employment agreements) or a resignation with Good Reason, unvested stock options, restricted stock and other long-term equity awards held by Messrs. Lane, Braun and Churay would continue to vest for 24 months following termination for Mr. Lane and for the 18 months following termination for Messrs. Braun and Churay as if the executive officer remained an active employee so long as the executive officer complies with the executive officer’s obligations with respect to restrictive covenants. Effective as of the end of this 24-month or 18-month period, as applicable, any options, restricted stock awards and other long-term equity awards, in each case, that have not vested would be immediately forfeited.

In addition, each of Messrs. Lane, Braun and Churay would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Separation Payments ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	3,400,000	793,900	28,671	—	—	4,304,302
James E. Braun	54,808	1,246,875	329,820	30,195	—	—	1,661,698
Daniel J. Churay	46,154	1,050,000	277,282	30,195	—	—	1,403,631

(1)	These amounts represent accrued but unused vacation time as of December 31, 2014.

(2)

In the case of Mr. Lane, the amounts represent 24 months of base salary at the 2014 rate plus 24 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2014 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective base salaries for 18 months plus 18 months of target annual cash incentive following termination at the 2014 target percentage of 75%.

(3)

Mr. Lane has a target annual cash incentive of 100% of his 2014 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2014. Assuming a termination date of December 31, 2014, each of Messrs. Lane, Braun and Churay would be entitled to receive 93.4% of his target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

Termination for Cause

As defined in the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current named executive officers hold and restricted stock that Mr. Lane holds under the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested restricted stock that the current named executive officers hold would be forfeited immediately for no consideration.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2014”, the fully vested accounts in the NQD Plan would become payable (subject to the requirements of Section 409A). Each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	—	81,731
James E. Braun	54,808	—	54,808
Daniel J. Churay	46,154	—	46,154

(1)	These amounts represent accrued but unused vacation time as of December 31, 2014.

Termination due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun and Churay, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and restricted stock would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and restricted stock that were granted to the current named executive officers would be deemed to be vested with respect to an additional 20% of the shares subject to the award agreement. Under the NQD Plan, in the event of termination due to death or Permanent Disability (as such term is defined in the NQD Plan), the full amount of the account would be payable. Each of Messrs. Lane, Braun and Churay (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)(2)	Value of Accelerated Vesting of Equity ($) (3)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	793,900	167,689	—	1,043,320
James E. Braun	54,808	329,820	67,705	—	452,333
Daniel J. Churay	46,154	277,282	42,638	—	366,074

(1)	These amounts represent accrued but unused vacation time as of December 31, 2014.

(2)

Mr. Lane has a target annual cash incentive of 100% of his 2014 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2014. Assuming a termination date of December 31, 2014, each of Messrs. Lane, Braun and Churay would be entitled to receive 93.4% of his target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

(3)

The amount in this column includes the value of the acceleration of the vesting of an additional 20% of the restricted stock and stock options subject to the award agreements based on the closing price on December 31, 2014 of our common stock of $15.15.

Change in Control

Under our employment agreements with each of Messrs. Lane, Braun and Churay, if upon a Change in Control, or within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason (each as defined in the agreements), the executive would be entitled to the following:

•	All accrued, but unpaid obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

•

Payment of an amount equal to the sum of 24 months (36 months for Mr. Lane) of the executive’s base salary and two times (three times for Mr. Lane) the target annual cash incentive in effect on the date of termination; and

•	Medical Continuation (as defined in each employment agreement) for 24 months (36 months for Mr. Lane).

Additionally, all options and restricted stock awards outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan) would accelerate and vest.

Each of Messrs. Lane, Braun and Churay’s employment agreements and the 2011 Omnibus Incentive Plan defines a Change in Control as:

(a)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or

(ii)	the combined voting power of the Company’s then-outstanding Voting Securities;

provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)

The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)

The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of shares or voting securities by the Company which, by reducing the number of shares or voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares or voting securities and such beneficial ownership increases the percentage of the then outstanding shares or voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or
(ii)

any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”),

(b)	the Company or any Related Entity, or

(c)	any Person in connection with a Non-Control Transaction (defined below).

A “Non-Control Transaction” means a Merger in which:

(a)

the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)

the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or

(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,
(ii)	any Related Entity,
(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or
(iv)

any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of:

(x)	the Surviving Corporation, if there is no Parent Corporation, or
(y)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

Pursuant to the NQD Plan, the full amount of a participant’s account will be paid within thirty days of the Change in Control. The plan defines “Change in Control” as, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation, or substantially all of the assets of McJunkin Red Man Corporation, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the plan) (other than any Member (as defined in the PVF LLC Agreement) or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

The accelerated vesting of accounts under the NQD Plan in the event of a Change in Control does not provide an extra benefit to the current named executive officer because his account was fully vested as of December 31, 2007.

The table below assumes that a Change in Control (as defined in the employment agreements and the NQD Plan) has occurred.

Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)(2)	Value of Medical Benefits ($)(3)	Value of Accelerated Vesting of Equity ($)(4)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	5,100,000	43,007	838,446	—	6,063,184
James E. Braun	54,808	1,662,500	40,260	338,527	—	2,096,095
Daniel J. Churay	46,154	1,400,000	40,260	213,191	—	1,699,605
Rory M. Isaac	47,019	1,426,250	26,840	134,668	152,275	1,787,052
Gary A. Ittner	53,510	1,391,250	26,840	104,459	152,275	1,728,333

(1)	These amounts represent accrued but unused vacation time as of December 31, 2014.

(2)

In the case of Mr. Lane, the amount represents 36 months of base salary at the 2014 rate plus 36 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2014 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective base salaries for 24 months plus 24 months of target annual cash incentive. Messrs. Braun and Churay have a target annual cash incentive of 75% of their respective 2014 base salary.

(3)

In the case of Mr. Lane, the amounts represent 36 months of continued medical coverage based on 2015 COBRA rates, which include the administration fee. In the case of Messrs. Braun and Churay, the amounts represent 24 months of continued medical coverage based on 2015 COBRA rates, which include the administration fee.

(4)

The amount in this column includes the value of accelerated vesting of unvested stock options and unvested restricted stock. The value of the accelerated vesting is based on the per share value of the Company’s stock as of December 31, 2014, which was $15.15.

(5)

Although Messrs. Ittner and Isaac no longer have employment agreements, when they terminated their agreements in 2014, the Company agreed that they would be treated upon their separation from employment as having terminated with “Good Reason”, which includes “Good Reason” after a Change in Control.

Certain Relationships and Related Transactions

This section describes material related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2014.

Transactions with Hansford Associates Limited Partnership and Prideco LLC

McJunkin Red Man Corporation, our principal U.S. operating subsidiary, leases certain land and buildings at various locations from (i) Hansford Associates Limited Partnership (“Hansford Associates”), a limited partnership in which H.B. Wehrle, III (a member of the Board) and certain of his immediate family members are limited partners and (ii) Prideco, a limited liability corporation in which Craig Ketchum (a member of the Board) and certain of his immediate family are members. McJunkin Red Man Corporation paid Hansford Associates and Prideco collectively an aggregate rental amount of approximately $2.4 million in 2014. We believe that the rental amounts under McJunkin Red Man Corporation’s leases with Hansford Associates and Prideco are generally comparable to market rates negotiable among unrelated parties.

Transactions with Cabot Oil and Gas

One of our directors, Rhys J. Best, is also on the board of directors of one of our customers, Cabot Oil and Gas Corporation (“Cabot”). During 2014, we received sales of $39.6 million from Cabot. Each sale was made on an arm’s-length basis at market pricing and the sales were well below 2% of either of the Company’s or Cabot’s annual revenue.

Registration Rights Agreement

We are a party to a registration rights agreement with certain of our stockholders. Pursuant to this agreement, among other things, Transmark Holdings N.V. has the right to require us to register the shares of common stock which it owns on one occasion. The agreement also contains various customary indemnification, contribution and expense reimbursement provisions. Our director, Mr. Krans, controls Transmark Holdings N.V.

Other Related Party Transactions

Mr. Ittner’s son is employed in the operations area of the Company and has no direct reporting relationship to Mr. Ittner. His total compensation for 2014 was approximately $146,000.

Related Party Transaction Policy

We have in place a formal written Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar or related transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

PROPOSAL III: AMENDMENT OF THE COMPANY’S 2011 OMNIBUS INCENTIVE PLAN

On February 16, 2015, the Compensation Committee (the “Committee”) recommended to the Board of Directors that it adopt the Amendment to the MRC Global Inc. 2011 Omnibus Incentive Plan (the “Amendment”). On February 17, 2015, the Board of Directors adopted the Amendment, subject to shareholder approval at the 2015 Annual Meeting of Stockholders. If approved by a majority of the votes cast by holders of the shares of common stock voting in person or by proxy at the Annual Meeting, the Amendment will become effective as of April 29, 2015 or such later date that the vote of the stockholders occurs (the “Effective Date”).

Purpose of the Amendment

As discussed in the Compensation Discussion and Analysis section beginning on page 27, long-term equity compensation plays an important part of the Company’s pay-for-performance philosophy. Equity awards also help the Company remain market-competitive in retaining and attracting highly qualified employees upon whom, in large measure, the future growth and success of the Company depend.

The purpose of the Amendment is to promote the success and enhance the value of the Company by linking the personal interests of employees, officers and directors of the Company to those of Company shareholders by linking their compensation to an increase in share value and achievement of financial and operational measures. The Amendment is further intended to adopt governance best practices that strengthen our compensation program and protect the interests of shareholders.

Approving the Amendment would further these objectives by allowing the Company to continue to grant long-term equity compensation for approximately three years. If the Amendment is not approved, the Company does not expect to have sufficient shares to meet its anticipated long-term equity compensation needs under the Company’s existing long-term equity compensation plans. See “Determination of Number of Shares for the Amendment” below.

Highlights of the Amendment

The Company sponsors and maintains the MRC Global Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”). At the Annual Meeting, we will ask our stockholders to approve the Amendment, which amends certain provisions of the 2011 Plan. The principal features of the Amendment are summarized below. The following summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Amendment, which appears as an annex to this proxy statement and can be found at www.sec.gov. Any stockholder of the Company may obtain a copy of the Amendment and 2011 Plan documents by sending a written request to MRC Global’s Corporate Secretary at the Company’s principal executive offices.

The following is a brief summary of the proposed amendments to the 2011 Plan:

• Increase in Aggregate Share Limit.	The Amendment authorizes an increase in the number of shares of our common stock that may be issued under the 2011 Plan to a total of 4,250,000 shares, which total includes all shares remaining issuable under the plan prior to the Amendment.
• Prohibits Cash Buyouts of Underwater Options or Stock Appreciation Awards.	The Amendment expressly prohibits the cancellation of a previously granted option or Stock Appreciation Right award (“SAR”) for a payment of cash or other property if the aggregate fair market value of the option or SAR is less than the aggregate option price of the option or the aggregate grant price of the SAR.
• One Year Minimum Vesting.	The Amendment provides that to the extent the vesting of an award granted pursuant to the 2011 Plan is time-based, the applicable time period that the Board or the Compensation Committee may impose may not be less than one year.
• Increase 162(m) Limits.	The Amendment increases the amount that may be paid and deductible by the Company for U. S. federal income taxes (“US FIT”) under performance-based compensation awards.
• Performance Measure Changes.	The Amendment adds additional performance goals for performance awards under the 2011 Plan that would allow certain awards to be deductible by the Company for US FIT.

Approval of the Amendment requires that a majority of the votes cast on the proposal are cast “FOR” approval of this proposal, provided that a majority of the outstanding shares of common stock are voted on the proposal. Abstentions will have the same effect as votes “AGAINST” the proposal, while broker non-votes will have no effect on the outcome of the proposal.

Determination of Number of Shares for the Amendment

If the Amendment is approved, the aggregate number of shares of common stock that will be reserved and available for issuance after the Effective Date pursuant to awards under the Amendment will be 4,250,000. In setting the number of proposed shares issuable under the Amendment, the Compensation Committee and the Board considered a number of factors. These factors, which are discussed further below, included:

•	Shares available and total outstanding equity awards under the 2011 Plan, and how long the shares available are expected to last.

•	Historical equity award granting practices, including the Company’s three-year average share usage rate (commonly referred to as “burn rate”).

•	Expected value transfer and dilution.

Shares Available and Outstanding Equity Awards

As of February 28, 2015, we had 102,847,957 shares of common stock issued and outstanding (not including treasury shares). Share usage under the 2011 Plan has been as follows:

Shares approved in 2011 Plan at Initial Public Offering	3,250,000
Grants in 2012	(1,064,761)
Grants in 2013	(827,843)
Grants in 2014	(630,291)
Grants in 2015	(884,674)
Shares available for reissue (forfeitures)	241,398

Shares remaining at February 28, 2015 under the 2011 Plan	83,829

Historical Equity Award Granting Practices

In setting and recommending to shareholders the number of shares authorized under the Amendment, the Compensation Committee and the Board considered the historical number of equity awards granted in the 2011 Plan in the past three years and potential dilution. In 2012, 2013 and 2014, the Company used approximately 1.065 million, 828,000 and 630,000 respectively, of the shares authorized under the 2011 Plan to make equity awards for an average per year of approximately 841,000.

The Compensation Committee and the Board also considered the Company’s three-year average burn rate (2012-2014) of approximately 0.8%. Based on historical granting practices and the recent trading price of the Common Stock at the close of trading on February 27, 2015 of $12.87, the Amendment is expected to cover awards for approximately three years.

Terms of the Amendment

Increase in Shares Available under the 2011 Plan

On February 17, 2015 the Board approved an amendment to the 2011 Plan, subject to stockholder approval, to increase the number of shares of our common stock authorized for issuance under the 2011 Plan to a total of 4,250,000 shares. The Board believes that additional shares for awards under the 2011 Plan are necessary to enable the Company to continue to attract, retain and motivate qualified and competent persons to serve as employees, members of management, directors and consultants.

Prohibit Cash Out of Underwater Options or SARs

The Amendment adds a new provision to the 2011 Plan that expressly prohibits an option or SAR issued under the 2011 Plan from being cancelled in exchange for a payment if the option or SAR is “underwater”, that is, the aggregate fair market value of the option or SAR is less than the aggregate option price of the option or the aggregate grant price of the SAR, unless the Company’s stockholders approve the cancellation. The Company will continue to have right to cancel underwater options and SARs in connection with a change in capitalization or other transaction where such action is permitted or required under the terms of the 2011 Plan.

Require One Year Minimum Vesting Period

The Amendment amends the 2011 Plan to provide that if vesting of an award granted under the plan is time-based, the period of time for such vesting period may not be less than one year. As originally adopted, the 2011 Plan did not impose such a restriction and allowed the Compensation Committee to set the vesting period without any limitations.

Increase Amounts of Performance-Based Compensation Awards

Prior to the Amendment, the 2011 Plan provides that the maximum number of shares of our common stock for which options or SARs may be granted to any participant in any calendar year will be 150,000, and the maximum number of shares of our common stock that may be subject to other awards granted to a participant in any calendar year in the form of restricted stock, restricted stock units, performance shares or other stock-based awards that are intended to be performance-based compensation exempt from the $1 million limitation on compensation deductions in Section 162(m) will be 150,000. In addition, prior to the Amendment, the 2011 Plan provides that the maximum aggregate amount that may be paid under an award of performance units, cash-based awards or any other award that is not denominated in shares of our common stock, in each case that is intended to be performance-based compensation, shall be $5 million, determined as of the date of payout.

The Amendment amends the 2011 Plan to provide that the maximum number of shares of our common stock for which options or SARs may be granted to any participant in any calendar year shall be increased to 1,000,000, the maximum number of shares of our common stock that may be subject to other awards granted to a participant in any calendar year in the form of restricted stock, restricted stock units, performance shares or other stock-based awards that are intended to be performance-based compensation shall be increased to 1,000,000 and that the maximum aggregate amount that may be paid under an award of performance units, cash-based awards or any other award that is not denominated in shares of our common stock, in each case that is intended to be performance-based compensation, shall be $10,000,000, determined as of the date of payout.

The purpose of increasing these limits is to provide our Compensation Committee with flexibility in designing awards that are deductible as performance-based compensation under Section 162(m).

Performance Measure Changes

As a result of the provision in the Amendment that increases the amount of compensation payable to an employee under the 2011 Plan, it is necessary for the Company to obtain stockholder approval of the performance goals for stock options, SARs, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards, and other awards, in each case, that are intended to be “performance-based compensation” (within the meaning of Section 162(m)), during any calendar year to ensure that such awards granted under the 2011 Plan will continue to qualify as performance-based compensation that is exempt from the $1,000,000 deduction limitation described above. Prior to this approval, in addition to the performance measures listed in “Proposal IV: Approve the Material Terms of the Performance Goals for Performance Awards under the 2011 Omnibus Incentive Plan”, the Amendment adds return on average net capital employed, return on net assets, return on net capital employed, and return on capital employed as possible performance measures under the 2011 Plan.

We do not intend this summary to be a complete description of all of the Amendment’s provisions. It is qualified in its entirety by the full text of the Amendment attached as Exhibit A to this Proxy Statement. The Company encourages you to review the full text of the Amendment.

History and Terms of the 2011 Omnibus Incentive Plan (before the Amendment)

Overview. The Company adopted the 2011 Plan in November of 2011. The 2011 Plan became effective on April 9, 2012, on which date the Committee terminated the Company’s 2007 Stock Option Plan and 2007 Restricted Stock Plan on a prospective basis and released any shares under those plans that had not yet been granted. The 2011 Plan is the primary plan pursuant to which the Company grants equity-based awards and other long-term incentive awards. The following is a summary of the material terms of the 2011 Plan.

Purpose. The purpose of the 2011 Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by:

•	motivating superior performance by means of performance-related incentives;

•	encouraging and providing for the acquisition of an ownership interest in the Company by employees, directors and consultants; and

•	enabling the Company to attract and retain qualified and competent persons to serve as employees, members of management, directors and consultants.

Authorized Shares. The Board initially authorized a total of 3,250,000 shares of the Company’s common stock for awards to be granted under the 2011 Plan. As of February 28, 2015, 83,829 shares remained eligible for issuance under the 2011 Plan. The shares available under the 2011 Plan include shares from awards previously granted that prior to the Amendment:

•	terminated by expiration, forfeiture, cancellation or otherwise without any shares being issued;

•	were settled in cash; or

•	were exchanged with the Committee’s permission prior to the issuance of shares for awards pursuant to which no shares may be issued.

No person may receive awards of stock options or SARs during any calendar year in respect of more than 150,000 shares, and no person may receive awards of restricted stock, restricted stock units (“RSUs”), performance shares or other stock-based awards, in each case, that are intended to be “performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code), during any calendar year in respect of more than 150,000 shares. The maximum aggregate amount that the Plan permits us to pay under an award of performance units, cash-based awards or any other award that is not denominated in shares of common stock, in each case, that is intended to be performance-based compensation, is $5 million, determined as of the date of payout.

If certain changes in capitalization of the Company occur (such as reclassifications, recapitalizations, mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in capitalization of the Company), the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2011 Plan and the individual annual limits included in the 2011 Plan. The Committee will also make appropriate adjustments to the number and kind of shares of stock or securities subject to outstanding awards, the exercise prices of outstanding awards and any other terms of outstanding awards that the change in capitalization affects.

Administration. The Committee administers the 2011 Plan unless the Board designates another committee to administer the plan. The Committee has the discretion to determine the individuals to whom we may grant awards, what type of award we grant, when and how we grant each award and other terms and conditions of awards (including the number of shares of our common stock subject to each award and the vesting schedule or conditions of each award). The Committee is authorized to construe and interpret the 2011 Plan and awards we grant under the 2011 Plan, to establish, amend and revoke any rules and regulations relating to the 2011 Plan’s administration and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Plan. All actions taken and all interpretations and determinations that the Committee makes will be final and binding upon participants, the Company and all other interested individuals.

No Repricing of Options or SARs. The Committee is prohibited from directly or indirectly repricing, replacing or regranting a stock option or SAR to reduce the exercise or grant price other than in connection with a change in capitalization or if approved by the stockholders.

Eligibility. The Committee may grant awards under the 2011 Plan to employees, directors and consultants of the Company and its subsidiaries that the Committee selects.

Types of Awards. The 2011 Plan permits the grant of nonqualified stock options (“NSOs”), incentive stock options (“ISOs”), SARs, restricted stock, RSUs, performance shares, performance units, cash-based awards and other stock-based awards.

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Stock Options. The Committee will determine the terms and conditions of each award of options, including whether the options will be NSOs or ISOs, and ISOs are subject to certain restrictions. To the extent an option intended to be an ISO does not qualify as an ISO, it will be treated as a NSO. The exercise price per share of each option the Committee grants will not be less than 100% of the fair market value of our common stock on the date of grant. A grantee may exercise an option by written notice and payment of the exercise price in cash or, as the Committee determines, by delivery of previously owned shares or withholding of shares deliverable upon exercise or through a broker-assisted cashless exercise, or by any other method the Committee approves in its sole discretion. The maximum term of any option the Committee grants under the 2011 Plan will be ten years from the date of grant, except that an option (other than an ISO) may provide that it can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

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SARs. The Committee will determine the terms and conditions applicable to each award of SARs, including the vesting schedule. The grant price per share of each SAR will not be less than 100% of the fair market value of our common stock on the date of grant. Generally, each SAR will entitle a grantee, upon exercise of the SAR, to an amount equal to the excess of the fair market value on the date of exercise of one share of our common stock over the grant price, multiplied by the number of shares of common stock the SAR covers. Payment may be made in shares of our common stock, in cash, or in a combination of stock and cash, as the Committee determines. The maximum term of any SAR granted under the 2011 Plan will be ten years from the date of grant except that a SAR may provide that in can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

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Restricted Stock and RSUs. The Committee will determine the terms and conditions applicable to each award of restricted stock and RSUs, including the vesting conditions (which may be time-based, performance-based or a combination of time-based and performance-based). Restricted stock awards consist of shares of our common stock that are transferred to a grantee subject to vesting conditions that will result in forfeiture of the shares if the specified conditions are not satisfied. Dividends paid in respect of shares of restricted stock may be paid to the grantee as and when dividends are paid to stockholders or at the time that the restricted stock vests, as the Committee determines. Unless the Committee determines otherwise, holders of restricted stock will have the right to vote the shares prior to vesting. RSUs provide a grantee the right to receive shares of our common stock, or cash equal to the fair market value of our shares, at a future date upon or following the attainment of certain conditions the Committee specifies.

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Performance Shares and Performance Units. The Committee will determine the terms and conditions applicable to each award of performance shares and performance units, including the performance conditions. Performance shares will be awards denominated in shares of our common stock, while performance units will be awards denominated as a dollar amount. At the end of the applicable performance period, the number of performance shares or performance units earned will be determined based on the extent to which the performance goals the Committee establishes have been achieved. Performance shares and performance units may be settled in cash, shares of our common stock or a combination of cash and stock, as the Committee determines.

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Other Stock-Based Awards and Cash-Based Awards. The Committee has the authority to award other types of equity-based or cash-based awards under the 2011 Plan, including the grant or offer for sale of shares of our common stock that are not subject to vesting requirements or the right to receive one or more cash payments subject to the satisfaction of conditions the Committee specifies.

Performance Criteria. Vesting of awards granted under the 2011 Plan may be subject to the satisfaction of one or more performance goals the Committee establishes. The performance goals may vary from participant to participant, group to group and period to period. Performance goals may be weighted for different factors and measures. For awards intended to constitute “performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code), the performance goals applicable to the payment or vesting of an award will be one of the following: book value; cash flow; earnings; earnings before or after any of, or any combination of, interest, taxes, depreciation, and amortization (EBITDA); economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); expenses/costs; gross or operating margins; gross or net revenues; market share; net income; operating income/profit; pre-tax income; profit; profitability ratios; share price; total stockholder return; transactions relating to acquisitions or divestitures; or working capital. The Committee must certify the degree of attainment of performance goals after the end of the relevant performance period.

Transferability. Unless the Committee determines otherwise, awards granted under the 2011 Plan will generally not be transferable by grantees except pursuant to domestic relations orders.

Change in Control. The Committee will determine the treatment of awards granted under the 2011 Plan if a change in control occurs (as defined in the 2011 Plan).

Effect of Certain Transactions. If a liquidation, dissolution, merger or consolidation of the Company occurs (a “Transaction”), either:

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each outstanding award will be treated in accordance with the agreement entered into in connection with the relevant Transaction, which may include, the assumption or continuation of awards by, or the substitution for the awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary any of those entities, with equitable adjustments; or

•	if not so provided in the Transaction agreement, all outstanding awards will terminate upon the consummation of the Transaction, provided, however, that vested awards shall not be terminated without:

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in the case of vested options and SARs, (1) providing the holders of affected options and SARs a reasonable period of time prior to the date of the consummation of the Transaction to exercise the options and SARs, or (2) providing the holders of affected options and SARs payment (in cash or other consideration) in respect of each share covered by the option or SARs being cancelled an amount equal to the excess, if any, of the per share price to be paid or distributed to stockholders in the Transaction over the exercise price of the options or the grant price of the SARs; for the avoidance of doubt, the Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; and

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in the case of vested awards other than options or SARs, providing the holders of affected awards payment (in cash or other consideration) in respect of each share covered by the award being cancelled of the per share price to be paid or distributed to stockholders in the Transaction.

The Committee may, in its discretion and without the need for the consent of any recipient of an award, take one or more of the following actions to be effective upon the occurrence of or at any time prior to any Transaction (and any such action may be made contingent upon the occurrence of the Transaction):

•	cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part;

•	cancel all or any outstanding options or SARs by either:

¡	providing holders with a reasonable period of time to exercise the options or SARs (whether or not they were otherwise exercisable); or

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providing them with a cash payment in respect of each share covered by the options or SARs being cancelled in an amount equal to the excess, if any, of the per share price being paid in the transaction over the exercise or grant price of the option or SAR. The Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; or

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cancel awards other than options and SARs by providing holders with a payment equal to the per share price being paid in the transaction, which may in the case of unvested awards, be paid in accordance with the vesting schedule of the award.

Tax Withholding. The Company has the right to withhold all amounts required to be withheld from any payment under the 2011 Plan or to require a grantee to satisfy all applicable tax withholding requirements prior to any payment or issuance or release of shares pursuant to any award. The 2011 Plan authorizes us to withhold from grantees shares of common stock having a fair market value equal to our withholding obligation with respect to restricted stock and RSUs.

Effectiveness of the 2011 Plan; Amendment and Termination. The 2011 Plan became effective on April 9, 2012. The 2011 Plan will remain available for the grant of awards until the tenth anniversary of the effective date. The Board may amend or terminate the 2011 Plan or any outstanding awards made under the 2011 Plan at any time, except that stockholder approval will be required for any amendment to the 2011 Plan if required by applicable law or stock market requirements. Notwithstanding the foregoing, no amendment or termination the 2011 Plan or outstanding awards under the 2011 Plan that would adversely affect the rights of a grantee under any outstanding award may be made without the relevant grantee’s consent.

Section 162(m). Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m)). Prior to the time the Company became publicly traded, the Committee was not required to take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Following the Company’s initial public offering, the Company has relied on a transition rule under Section 162(m) that results in deductions not being disallowed with respect to amounts paid under the 2011 Plan during the transition period (and with respect to options, SARs and Restricted Stock, granted during the transition period even if the award is exercised or becomes vested after the end of the transition period). The Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that any payments are appropriate.

New Plan Benefits

2011 Omnibus Incentive Plan
Name and Position	Dollar Value ($)	Number of Shares Subject to Stock Awards
Andrew R. Lane Chairman, President & CEO	(1)	(1)
James E. Braun Executive Vice President & Chief Financial Officer	(1)	(1)
Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	(1)	(1)
Rory M. Isaac Senior Vice President – Business Development	(1)	(1)
Gary A. Ittner Senior Vice President – Valves, Fittings, Flanges, Alloys & Oilfield Supply	(1)	(1)
Alan H. Colonna Former Executive Vice President – Business Development & U.S. Operations	(1)	(1)
All current executive officers as a group	(1)	(1)
All current non-executive officer directors as a group	$1,080,000	(2)
All employees, other than current executive officers, as a group	(3)	93,052

(1)

Awards granted under the 2011 Plan to our executive officers and employees are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of this Proposal III. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers or employees under the 2011 Plan.

(2)

Pursuant to our current non-employee director compensation policy, each of our then current non-employee directors will receive an annual equity grant with a fair market value as of the date of grant of $120,000, comprised of restricted stock granted under the 2011 Plan. The number of shares subject to such awards granted under the 2011 Plan is determined on the basis of the fair market value of our common stock on the date of grant and, therefore, is not determinable at this time.

(3)

We have granted 93,052 shares to 53 employees, which excludes current executive officers, subject to stockholder approval of the Amendment. The value of these shares is determined on the basis of the fair market value of our common stock on the date of the grant and, therefore, is not determinable at this time. The number of shares was determined on the basis of $13.24 per share on the date of the authorization of the shares, subject to stockholder approval of the amendment, for a total value of $1,232,004.

Plan Benefits

The following table sets forth the number of shares of our common stock subject to stock options, restricted stock awards and performance stock unit awards granted under the 2011 Plan that have been received by or allocated as of February 28, 2015 to the following persons or groups:

(i)	our Chief Executive Officer;
(ii)	each of our other NEOs;
(iii)	our current executive officers as a group;
(iv)	our current non-executive officer directors as a group;
(v)	each nominee for election as a director;
(vi)	all employees, other than current executive officers, as a group;
(vii)	each associate of any such director, executive officer or nominee; and
(viii)	each other person who received or is to receive 5% of the awards.

The following table does not include the number of restricted shares granted under the 2011 Plan, subject to stockholder approval of Proposal III or the restricted shares to be granted to non-employee directors under our director compensation plan. Such information is set forth in the New Plan Benefits Table above.

Name and Position	Restricted Stock Units (#)	Stock Option Awards (#)	Restricted Stock Awards (#)	Performance Stock Unit Awards (#)
Andrew R. Lane Chairman, President & CEO	0	642,909	140,362	80,249
James E. Braun Executive Vice President & Chief Financial Officer	0	167,179	50,785	26,907
Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	0	108,061	30,136	15,106
Rory M. Isaac Senior Vice President – Business Development	0	121,779	29,206	15,389
Gary A. Ittner Senior Vice President – Valves, Fittings, Flanges, Alloys & Oilfield Supply	0	112,834	17,675	7,506
Alan H. Colonna Former Executive Vice President – Business Development & U.S. Operations	0	67,082	12,993	0
All current executive officers as a group (1)	0	1,152,762	268,164	145,157
All current non-executive officer directors as a group	0	162,455	45,914	0
All employees, other than current executive officers, as a group	69,586	622,993	472,372	49,925
Each associate of any director, executive officer or nominee	0	0	0	0
Each other 5% holder or future 5% recipient	0	0	0	0

(1)	Current officers as of February 28, 2015 were Messrs. Lane, Braun, Churay, Isaac and Ittner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2011 OMNIBUS INCENTIVE PLAN

PROPOSAL IV: APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR PERFORMANCE AWARDS UNDER THE 2011 OMNIBUS INCENTIVE PLAN

Section 162(m) generally imposes a limit on the Company’s federal income tax deduction for compensation paid to our CEO and to each of our other three most highly compensated executive officers (other than the CFO) as determined on the last day of a tax year to the extent that the compensation paid to such officer exceeds $1,000,000 in any one year. That deduction limit does not apply, however, to performance-based compensation that satisfies the requirements of Section 162(m).

The requirements of Section 162(m) for performance-based compensation include stockholder approval of the material terms of the performance goals under which the compensation is to be paid. The material terms include (1) the employees eligible to receive compensation upon attainment of a goal, (2) the business criteria on which the goals may be based and (3) the maximum amount payable to an employee upon attainment of a goal.

The regulations under Section 162(m) provide that if a company that was not a publicly held corporation later becomes a publicly held corporation as a result of an initial public offering, the deduction limit under Section 162(m) does not apply to any compensation paid pursuant to a plan adopted while the company was not a publicly held corporation for a certain period after the initial public offering or until the plan is amended to increase the compensation payable under the plan to an employee.

Our Board adopted and our stockholders approved the 2011 Plan before the Company’s initial public offering in 2012. As a result of the provision in the Amendment of the 2011 Plan, it is necessary for the Company to obtain stockholder approval of the performance goals for stock options, SARs, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards, and other awards, in each case, that are intended to be “performance-based compensation” (within the meaning of Section 162(m)), during any calendar year to ensure that awards granted under the 2011 Plan will continue to qualify as performance-based compensation that is exempt from the $1,000,000 deduction limitation described above.

Please see the summary description of the 2011 Plan included in the previous proposal on pages 65 through 70. Because this is a summary, it may not contain all of the information that is important to you. A copy of the 2011 Plan, as amended, is attached as Appendix A to this proxy statement.

Employees Eligible to Receive Performance Awards

The Committee administers performance awards granted to employees of the Company under the 2011 Plan. The members of the Committee must qualify as “outside directors” under Section 162(m) for awards under the 2011 Plan to qualify as deductible performance-based compensation under Section 162(m). Subject to the terms of the 2011 Plan, the Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award.

In selecting participants for the 2011 Plan, the Committee chooses our key employees who have substantial responsibility for the direction, management and growth of the Company and its subsidiaries. The actual number of employees who will receive awards under the 2011 Plan cannot be determined because eligibility for participation is in the discretion of the Committee. However, there are currently approximately 180 key employees (including our executive officers) of the Company who are eligible to participate in the 2011 Plan. Participation in future years will be at the discretion of the Committee, but we currently expect that a similar number of employees will be eligible to participate each year.

Business Criteria On Which Performance Goals May Be Based

Under the 2011 Plan, the amount of and the vesting and transferability restrictions applicable to any restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards, and other awards, in each case, that are intended to be “performance-based compensation” (within the meaning of Section 162(m)), shall be based upon the attainment of such performance goals as the Committee may determine.

A performance goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met and may be based on one or more of the following business criteria for the grant of performance awards under the 2011 Plan (after the Amendment becomes effective following stockholder approval of the Amendment):

•	Book value;
•	Cash flow;
•	Earnings;
•	Earnings before or after any of, or any combination of, interest, taxes, depreciation, and amortization (EBITDA);
•	Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
•	Expenses/costs;
•	Gross or operating margins;
•	Gross or net revenues;
•	Market share;
•	Net income;
•	Operating income/profit;
•	Pre-tax income;
•	Profit;
•	Profitability ratios;
•	Share price;
•	Total stockholder return;
•	Transactions relating to acquisitions or divestitures;
•	Working capital;
•	Return on average net capital employed (RANCE);
•	Return on net assets (RONA);
•	Return on net capital employed (RONCE); and
•	Return on capital employed (ROCE).

Any performance goals may, as the Committee in its sole discretion deems appropriate:

•	relate to the performance of the Company or any subsidiary as a whole or any business unit or division of the Company or any subsidiary or any combination thereof,

•	be compared to the performance of a group of comparator companies selected by the Committee, a published list of companies or special index,

•

be based on change in the performance goal over a specified period of time and the change may be based on an arithmetic change over the specified period, such as cumulative change or average change, or percentage change over the specified period such as cumulative percentage change, average percentage change and compounded percentage change,

•	relate to or be compared to one or more other performance goals,

•	be expressed on a per share basis, or

•	be based on any combination of the foregoing.

The Committee may set performance periods and performance goals that differ from participant to participant.

The Committee may provide in any award intended to qualify as performance-based compensation that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported financial results, any reorganization and restructuring programs, extraordinary items, acquisitions or divestitures, and foreign exchange gains and losses.

Maximum Amount Payable to an Employee Upon Attainment of a Performance Goal

Neither the Committee nor the Board may increase the amount of compensation payable under a performance award granted under the 2011 Plan. If the time at which any performance award will vest is accelerated, the number of shares of our common stock subject to, or the amount payable under, the award shall be reduced pursuant to Department of Treasury Regulation § 1.162-27(e)(2)(iii) to reasonably reflect the time value of money. No payments of stock or cash will be made pursuant to a performance award unless the stockholder approval requirements of Department of Treasury Regulation § 1.162-27(e)(4) are satisfied.

As described further above, the 2011 Plan (after the Amendment becomes effective following stockholder approval of the Amendment) provides that the maximum number of shares of our common stock for which options or SARs may be granted to any participant in any calendar year will be 1,000,000 and the maximum number of shares of our common stock that may be subject to other awards granted to a participant in any calendar year in the form of restricted stock, restricted stock units, performance shares or other stock-based awards that are intended to be performance-based compensation exempt from the $1 million limitation on compensation deductions in Section 162(m) will be 1,000,000. In addition, the 2011 Plan provides that the maximum aggregate amount that may be paid under an award of performance units, cash-based awards or any other award that is not denominated in shares of our common stock, in each case that is intended to be performance-based compensation, will be $10 million, determined as of the date of payout.

Given that payments under the 2011 Plan will be determined by comparing actual performance to the performance goals set out in the 2011 Plan that the Committee establishes from time to time, it is not possible to conclusively state the amount of benefits that will be paid under the 2011 Plan for any performance period.

As discussed above, if our stockholders approve the performance goals for performance awards that are currently authorized to be granted under the 2011 Plan those awards should continue to qualify as performance-based compensation that is exempt from the $1,000,000 deduction limitation of Section 162(m) as described above.

No additional performance awards intended to qualify as performance-based compensation under Section 162(m) will be granted under the 2011 Plan unless the Company’s stockholders approve this proposal.

Approval of the material terms of the performance goals for performance awards under the 2011 Plan requires that a majority of the votes cast on the proposal are cast “FOR” approval of this proposal,

provided that a majority of the outstanding shares of common stock are voted on the proposal. Abstentions will have the same effect as votes “AGAINST” the proposal, while broker non-votes will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PERFORMANCE GOALS FOR PERFORMANCE AWARDS UNDER THE COMPANY’S 2011 OMNIBUS INCENTIVE PLAN

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of MRC Global common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require MRC Global to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of these reports submitted to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and beneficial owners of greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2014.

Report of the Audit Committee

The Company’s Audit Committee is composed entirely of non-management Directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In addition, the Board of Directors has determined that all of the members of the Audit Committee are financial experts as defined by the rules and regulations of the SEC. In 2014, the Audit Committee held five meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.mrcglobal.com click on “Investor Relations,” then “Corporate Governance,” then “Committee Charters – Audit Committee.”

During 2014, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate private sessions, during its regularly scheduled meetings, with the Company’s general counsel, independent auditors, and the vice president of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues took place. The Audit Committee also discusses the effectiveness of the Company’s compliance program and receives status reports of compliance issues.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect to these processes and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee reviewed with senior members of management, including the vice president of internal audit and general counsel, and the independent auditors, significant risks and exposures that management identified, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Ethics and Code of Ethics for Principal Executive and Senior Financial Officers, and the Company’s quality, safety, environmental assurance and information technology security programs.

The Audit Committee evaluates the performance of the Company’s independent auditors, including the senior audit engagement team, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services the auditors provided, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors and knowledge of the Company’s global operations and industry. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent auditors for the year ended December 31, 2014, and reviewed with senior members of the Company’s financial management team, the independent auditors, and the vice president of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the shareholders, at their Annual Meeting, to ratify the appointment of the independent auditors (see Proposal V beginning on page 79).

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications that the Chairman and Chief Executive Officer and the Chief Financial Officer prepared that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee asks them to address, and discusses their responses to, several questions that the Audit Committee believes are particularly relevant to its oversight.

These questions include:

•

Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the independent auditors themselves prepared and been responsible for the financial statements?

•

Based on the independent auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the independent auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that by focusing its discussions with the independent auditors, it can promote a more meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules that the Public Company Accounting Oversight Board (the “PCAOB”) adopted, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as the PCAOB adopted it in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditors their independence. The Audit Committee considered with the independent auditors whether the provision of non-audit services they provided to the Company during 2014 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Leonard M. Anthony, Chair

Peter C. Boylan III

John A. Perkins

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2014 and 2013.

	Year Ended December 31 (Dollars in thousands)

	2014	2013
Audit Fees (1)	$2,041	$2,042
Audit Related Fees (2)	28	41
Tax Compliance Fees	185	162
Tax Advisory Fees (3)	1,001	1,374
All Other Fees	80	—
	$3,335	$3,619

(1)

Includes fees and expenses related to the fiscal year audit and interim review, for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

(2)	Includes fees for due diligence services provided in connection with acquisitions, the audit of the Company’s retirement plan and segregation of duties review of the Company’s SAP system in Australia.

(3)	Includes fees for planning and advice with respect to various domestic and foreign corporate tax matters.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of E&Y, our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for these projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2013 and 2014, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

PROPOSAL V: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 16, 2015, the Audit Committee appointed Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2015. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the Annual Meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or by completing, dating, signing and returning the enclosed proxy card or voting instruction form in the envelope provided with your proxy materials.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Houston, Texas

March 25, 2015

CORE RESPONSIBILITY IN ACTION

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. MRC Global supports education health and human services, the arts and humanities and civic projects through the MRC Foundation and MRC Global Cares initiatives.

MRC Global Green Team

The MRC Global Green Team implements initiatives aimed at helping MRC Global minimize our impact on the environment. From a company-wide recycling program to energy efficient lighting in our warehouses – we are taking action.

AMENDMENT TO THE

MRC GLOBAL INC. 2011 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT made by MRC Global Inc. (the “Company”),

WITNESSETH:

WHEREAS, the Company sponsors and maintains the plan now known as the “MRC Global Inc. 2011 Omnibus Incentive Plan” (the “Plan”);

WHEREAS, unless the context clearly requires the contrary, capitalized terms that this Amendment uses that this Amendment does not define shall have the meaning that the Plan ascribes to those terms; and references to Articles and Sections mean the articles and sections of the Plan;

WHEREAS, Section 20.1(a) of the Plan authorizes the amendment of the Plan at any time;

WHEREAS, at the time the Plan became effective on April 9, 2012, there were originally 3,250,000 Shares reserved and subject to issuance pursuant to the terms of the Plan;

WHEREAS, of those originally reserved Shares, as of the date the Compensation Committee approved this Amendment, 958,926 Shares remain reserved and subject to issuance pursuant to the terms of the Plan (together with any additional Shares that may be returned to the Plan prior to the Effective Date (defined below) of this Amendment, the “Remaining Shares”);

WHEREAS, the Compensation Committee has determined that the Plan should be amended to:

(a) increase the number of Shares that may be issued under the Plan to a total of 4,250,000 Shares (including the Remaining Shares),

(b) expressly prohibit the cancellation of a previously granted Option or SAR for a payment of cash or other property if the aggregate Fair Market Value of the Shares covered by the Option or SAR is less than the aggregate Option Price of the Option or the aggregate Grant Price of the SAR,

(c) provide that to the extent the vesting of an Award that the Company grants pursuant to the Plan is time-based the applicable time period may not be less than one year,

(d) increase the limits on the amount of Performance-Based Compensation Awards, and

(e) add certain Performance Measures for Performance-Based Compensation.

NOW, THEREFORE, the Compensation Committee agrees that, effective as of the date the shareholders of the Company approve the following amendments (the “Effective Date”), and contingent upon the shareholders’ approval of the amendments, the Plan is amended as set forth below:

I.	Section 4.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

4.1.        Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan and the following provisions of this Article 4, the total number of Shares that are available for Awards under the Plan shall be equal to 4,250,000. These Shares may be authorized and unissued Shares or treasury Shares or any combination of the foregoing, as the Board or Committee may determine from time to time. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

II.	Article 3 of the Plan is hereby amended by adding to Article 3 the following new Section 3.6, which shall provide as follows:

3.6        No Cash Out of Underwater Options or SARS. The Committee shall have no authority to cancel or otherwise acquire the rights to a previously granted Option or SAR for a payment of cash or other property if the aggregate Fair Market Value of the Shares that the Option or SAR covers at the time of the cancellation or acquisition is less than the aggregate Option Price of the Option or Grant Price of the SAR, as the case may be (other than in connection with a Change in Capitalization or other transaction where such action is permitted or required under the terms of the Plan), unless the Company’s shareholders shall have approved the cancellation or other acquisition of rights.

III.	Section 6.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

6.4        Vesting and Exercise of Option. An Option shall become vested and exercisable at such times and be subject to such restrictions and conditions as the Board or Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant; provided, that to the extent the vesting of the Option is time-based the applicable time period that the Board or Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to an Option upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 6.4, the Board or Committee may define events that allow any Option or portion of the Option to accelerate vesting and exercisability.

IV.	Section 7.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

7.4        Vesting and Exercise of SARs. A SAR shall become vested and exercisable at such times and be subject to such restrictions and conditions as the Board or Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant; provided, that to the extent the vesting of the SAR is time-based, the applicable time period that the Board or Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to a SAR upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 7.4, the Board or Committee may define events that allow any SAR or portion of the SAR to accelerate vesting and exercisability.

V.	Section 8.2 of the Plan is hereby amended by adding the following sentences at the end of Section 8.2:

To the extent the vesting of Restricted Stock is time-based, the applicable time period that the Board or Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to Restricted Stock upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 8.2, the Board or Committee may define events that allow any Restricted Stock Award or portion of the Award to accelerate vesting.

VI.	Section 9.2 of the Plan is hereby amended by adding the following sentences at the end of Section 9.2:

To the extent the vesting of Restricted Stock Units is time-based, the applicable time period that the Board or the Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to a Restricted Stock Unit upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 9.2, the Board or Committee may define events that allow any Restricted Stock Unit or portion of the Restricted Stock Unit to accelerate vesting.

VII.	Section 12.1(c) of the Plan is hereby amended by adding the following sentences at the end of Section 12.1(c):

To the extent the vesting of an Other Stock-Based Award or Cash-Based Award is time-based the applicable time period set by the Committee may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to an Other Stock-Based Award or Cash-Based Award upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 12.1(c), the Board or Committee may define events that allow any such Award or portion of the Award to accelerate vesting.

VIII.	Section 2.41 of the Plan is hereby amended and restated in its entirety to provide as follows:

2.41      “Performance Period” means the period of time during which pre-established performance goals must be met to determine the degree of payout or vesting with respect to an Award, which period of time may not be less than one year.

IX.	Section 15.1 of the Plan is hereby amended by adding the following sentence at the end of Section 15.1:

To the extent the vesting of an Award to a Nonemployee Director is time-based the applicable time period that the Board or Committee sets may not be less than one year.

X.	Section 4.3 of the Plan is hereby amended and restated in its entirety to provide as follows:

4.3        Annual Award Limits. Subject to Section 4.4, the maximum number of Shares for which Options or SARs may be granted to any Participant in any calendar year shall be 1,000,000 and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar year in the form of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards, in each case that are intended to be Performance-Based Compensation, shall be 1,000,000 (the “Annual Award Limits”). The maximum aggregate amount that may be paid under an Award of Performance Units, Cash-Based Awards or any other Award that is not denominated in Shares, in each case that is intended to be Performance-Based Compensation, shall be $10 million, determined as of the date of payout.

XI.	Section 14.2 of the Plan is hereby amended by revising subsections (q) and (r) as set forth below and by adding subsections (s), (t), (u) and (v) set forth below after such revised subsection (r):

(q)	Transactions relating to acquisitions or divestitures;

(r)	Working capital;

(s)	Return on average net capital employed (“RANCE”);

(t)	Return on capital employed (“ROCE”);

(u)	Return on net capital employed (“RONCE”); and

(v)	Return on net assets (“RONA”).

Approved by the Compensation Committee of the Board of Directors

On February 16, 2015

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 12:59 a.m. Central Time, on April 29, 2015.

Vote by internet • Go to www.investorvote.com/MRC
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Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below and “FOR” Proposals II, III, IV and V.

I.	Election of Directors:	01) Andrew R. Lane 02) Leonard M. Anthony 03) Rhys J. Best 04) Henry Cornell 05) Craig Ketchum	06) Gerard P. Krans 07) Cornelis A. Linse 08) John A. Perkins 09) H.B. Wehrle, III	For All ☐	Withhold All ☐	For All Except

II.	Approve an advisory vote on a non-binding advisory resolution approving the Company’s named executive officer compensation.			For ☐	Against ☐	Abstain ☐

III.	Approve amendment to the Company’s 2011 Omnibus Incentive Plan			For ☐	Against ☐	Abstain ☐

IV.	Approve material terms of the performance goals for performance awards under the Company’s 2011 Omnibus Incentive Plan			For ☐	Against ☐	Abstain ☐

V.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2015.			For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MRC GLOBAL INC.

Annual Meeting of Stockholders

April 29, 2015

10:00 a.m. Houston, Texas time

Livingston Room

Four Seasons Hotel

1300 Lamar Street

Houston, Texas 77010

Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2015 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on April 29, 2015.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints JAMES E. BRAUN and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Common Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 29th day of April, 2015, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING